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                                                                  Exhibit 2.6(a)

                       ASSET AND STOCK PURCHASE AGREEMENT

                           dated as of April 20, 1999

                                 by and between

                   INTERMEDIA PARTNERS OF WEST TENNESSEE, L.P.

                                       and

                           CHARTER COMMUNICATIONS, LLC
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                                TABLE OF CONTENTS

1.    DEFINITIONS.  .......................................................  2
      1.1.  1992 Cable Act.................................................  2
      1.2.  Affiliate......................................................  2
      1.3.  Agreement......................................................  2
      1.4.  Intentionally Omitted..........................................  2
      1.5.  Assets.........................................................  2
      1.6.  Basic Services.................................................  2
      1.7.  Books and Records..............................................  2
      1.8.  Business Day...................................................  3
      1.9.  Cable Act......................................................  3
      1.10. Cable Business.................................................  3
      1.11. Charter Required Consents......................................  3
      1.12. Closing........................................................  3
      1.13. Closing Time...................................................  3
      1.14. Communications Act.............................................  3
      1.15. Contract.......................................................  3
      1.16. Code...........................................................  3
      1.17. Environmental Law..............................................  3
      1.18. ERISA..........................................................  3
      1.19. ERISA Affiliate................................................  3
      1.20. Expanded Basic Services........................................  3
      1.21. FCC............................................................  4
      1.22. Governmental Authority.........................................  4
      1.23. Hazardous Substances...........................................  4
      1.24. HSR Act........................................................  4
      1.25. Intellectual Property..........................................  4
      1.26. IP-IV..........................................................  4
      1.27. IPSE...........................................................  4
      1.28. IPWT Required Consents.........................................  4
      1.29. IPWT's Cable Business..........................................  5
      1.30. Judgment.......................................................  5
      1.31. Kingsport System...............................................  5
      1.32. Knowledge......................................................  5
      1.33. Leased Property................................................  5
      1.34. Legal Requirement..............................................  5
      1.35. Lien...........................................................  5
      1.36. Litigation.....................................................  6
      1.37. Losses.........................................................  6
      1.38. MVPD...........................................................  6
      1.39. Other Intangibles..............................................  6
      1.40. Other Real Property Interests..................................  6
      1.41. Owned Property.................................................  6
      1.42. Party..........................................................  6
      1.43. Pay TV.........................................................  6
      1.44. Permitted Liens................................................  6


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      1.45. Person.........................................................  7
      1.46. Required Consents..............................................  7
      1.47. RMG Assets.....................................................  7
      1.48. Six-Month Date.................................................  7
      1.49. Systems Contracts..............................................  7
      1.50. Systems Franchises.............................................  7
      1.51. Systems Licenses...............................................  7
      1.52. Tangible Personal Property.....................................  7
      1.53. Taxes..........................................................  8
      1.54. Third Party....................................................  8
      1.55. Transaction Documents..........................................  8
      1.56. Other Definitions..............................................  8
      1.57. Usage..........................................................  9

2.    SALE OF ASSETS AND STOCK............................................. 10
      2.1.  Sale of Assets and Stock....................................... 10

3.    CONSIDERATION........................................................ 10
      3.1.  Purchase Price................................................. 10
      3.2.  Allocation of Purchase Price................................... 10

4.    EXCLUDED ASSETS AND ASSUMED LIABILITIES.............................. 11
      4.1.  Excluded Assets................................................ 11
      4.2.  Charter's Assumed Obligations and Liabilities.................. 12
      4.3.  Indemnification with respect to RMG Residual Liabilities....... 12

5.    IPWT'S REPRESENTATIONS AND WARRANTIES................................ 13
      5.1.  Organization and Qualification of IPWT, its general
            partner and RMG................................................ 13
      5.2.  Authority and Validity......................................... 13
      5.3.  No Conflict; Required Consents................................. 14
      5.4.  Title to the Shares............................................ 14
      5.5.  Capitalization................................................. 15
      5.6.  Assets......................................................... 15
      5.7.  Systems Franchises, Systems Licenses, Systems Contracts and
            Other Real Property Interests.................................. 16
      5.8.  Real Property.................................................. 17
      5.9.  Environmental.................................................. 17
      5.10. Compliance with Legal Requirements............................. 18
      5.11. Intellectual Property.......................................... 21
      5.12. Financial Statements........................................... 21
      5.13. Absence of Certain Changes or Events........................... 21
      5.14. Litigation..................................................... 22
      5.15. Taxes.......................................................... 22
      5.16. Employment Matters............................................. 23
      5.17. Systems Information............................................ 27
      5.18. Taxpayer Identification Number................................. 27
      5.19. Finder and Brokers............................................. 27
      5.20. Related Party Transactions..................................... 27


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      5.21. Representations and Warranties of RMG in IP-I/Charter Exchange
            Agreement...................................................... 28

6.    CHARTER'S REPRESENTATIONS AND WARRANTIES............................. 28
      6.1.  Organization and Qualification of Charter...................... 28
      6.2.  Authority and Validity......................................... 28
      6.3.  No Conflict; Required Consents................................. 28
      6.4.  Finder and Brokers............................................. 29
      6.5.  Litigation..................................................... 29
      6.6.  Qualification.................................................. 29
      6.7.  Securities Law Matters......................................... 29
      6.8.  Taxpayer Identification Number................................. 29

7.    ADDITIONAL COVENANTS................................................. 29
      7.1.  Access to Premises and Records................................. 29
      7.2.  Continuity and Maintenance of Operations, Certain Deliveries
            and Notice..................................................... 30
      7.3.  Employees...................................................... 32
      7.4.  Leased Vehicles; IPWT Other Capital Leases..................... 35
      7.5.  Required Consents; Franchise Renewal........................... 35
      7.6.  Title Commitments and Surveys.................................. 38
      7.7.  HSR Notification............................................... 39
      7.8.  Sales and Transfer Taxes....................................... 39
      7.9.  Programming.................................................... 39
      7.10. Updated Schedules.............................................. 39
      7.11. Use of Name and Logo........................................... 40
      7.12. Transitional Billing Services.................................. 40
      7.13. Confidentiality and Publicity.................................. 41
      7.14. Bulk Transfer.................................................. 42
      7.15. Lien Searches.................................................. 42
      7.16. Further Assurances............................................. 42
      7.17. Post-Closing Cooperation as to Rates........................... 42
      7.18. Distant Broadcast Signals...................................... 43
      7.19. Environmental Assessment....................................... 43
      7.20. Year 2000 Matters.............................................. 45
      7.21. Satisfaction of Conditions..................................... 47
      7.22. Offers......................................................... 47
      7.23. Retention of Books and Records................................. 47
      7.24. Taxes.......................................................... 48
      7.25. Compliance with Covenants of RMG in IP-I/Charter Exchange Agreement; Access to Information; Information; No Waivers or
            Amendments without Consent..................................... 48

8.    CONDITIONS PRECEDENT................................................. 48
      8.1.  Conditions to Charter's Obligations............................ 48
      8.2.  Conditions to Obligations of IPWT.............................. 49


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9.    THE CLOSING.......................................................... 50
      9.1.  The Closing; Time and Place.................................... 50
      9.2.  IPWT's Delivery Obligations.................................... 50
      9.3.  Charter's Delivery Obligations................................. 51

10.   TERMINATION AND DEFAULT.............................................. 52
      10.1. Termination Events............................................. 52
      10.2. Effect of Termination.......................................... 52

11.   SURVIVAL; REMEDIES................................................... 53
      11.1. Survival of Representations, Warranties, Covenants and
            Agreements..................................................... 53
      11.2. Exclusive Remedy............................................... 53
      11.3. Nonrecourse.................................................... 53

12.   MISCELLANEOUS PROVISIONS............................................. 54
      12.1. Parties Obligated and Benefitted............................... 54
      12.2. Notices........................................................ 54
      12.3. Right to Specific Performance.................................. 54
      12.4. Waiver......................................................... 54
      12.5. Captions....................................................... 54
      12.6. Governing Law.................................................. 54
      12.7. Time........................................................... 54
      12.8. Late Payments.................................................. 54
      12.9. Counterparts................................................... 54
      12.10.Entire Agreement............................................... 55
      12.11.Severability................................................... 55
      12.12.Construction................................................... 55
      12.13.Expenses....................................................... 55
      12.14.Risk of Loss................................................... 55
      12.15.Tax Consequences............................................... 55
      12.16.Commercially Reasonable Efforts................................ 56


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Exhibits:

Exhibit 9.2.1        -     Bill of Sale and Assignment and Assumption Agreement

Schedules:

Schedule 1.33        -     Leased Property
Schedule 1.40        -     Other Real Property Interests
Schedule 1.41        -     Owned Property
Schedule 1.49        -     Systems Contracts
Schedule 1.50        -     Systems Franchises
Schedule 1.51        -     Systems Licenses
Schedule 1.52        -     Tangible Personal Property
Schedule 3.2         -     Allocation Schedule
Schedule 4.1(a)      -     Excluded Assets
Schedule 4.1(b)      -     Exceptions to Excluded Assets
Schedule 4.3         -     Credit, Loan or Other Agreements
Schedule 5.3         -     IPWT Required Consents
Schedule 5.4         -     Title Matters
Schedule 5.5         -     Capitalization Matters
Schedule 5.6.1       -     IPWT Liens and Permitted Liens
Schedule 5.6.3       -     IPWT Other Operators
Schedule 5.7.2       -     IPWT Franchise Matters
Schedule 5.7.3       -     IPWT Contract Matters
Schedule 5.8         -     IPWT Real Property Matters
Schedule 5.9         -     IPWT Environmental Matters
Schedule 5.10        -     IPWT Compliance with Legal Requirements
Schedule 5.12.1      -     IPWT Statements of Income
Schedule 5.12.2      -     RMG Statements of Income
Schedule 5.13        -     IPWT Changes and Events
Schedule 5.14        -     IPWT Litigation
Schedule 5.15.1      -     IPWT Tax Matters
Schedule 5.15.2      -     RMG Tax Matters
Schedule 5.15.3      -     Tax Return Extensions
Schedule 5.15.4      -     Joint Venture, Partnership or Other Arrangements
Schedule 5.15.5      -     Tax Elections
Schedule 5.15.6      -     Tax Sharing Agreements
Schedule 5.15.7      -     Consolidated Tax Returns or Reports
Schedule 5.16        -     IPWT Plans; Employee Matters
Schedule 5.17.1-A    -     IPWT Systems Information
Schedule 5.17.1-B    -     RMG Systems Information
Schedule 5.17.2-A    -     IPWT Systems
Schedule 5.17.2-B    -     RMG Systems
Schedule 5.20        -     IPWT Related Party Transactions
Schedule 6.3         -     Charter Required Consents
Schedule 6.5         -     Charter Litigation
Schedule 7.2(a)      -     Exceptions to Ordinary Course
Schedule 7.2(b)      -     IPWT's 1999 Capital Budget


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Schedule 7.2(c)      -     IPWT's 1999 Operating Budget
Schedule 7.20.1(b)-A -     IPWT Year 2000 High-Level Inventory, Assessment
                              and Remediation Decisions
Schedule 7.20.1(b)-B -     IPSE Year 2000 High-Level Inventory, Assessment
                              and Remediation Decisions
Schedule 7.20.1(b)-C -     RMG Year 2000 High-Level Inventory, Assessment
                              and Remediation Decisions
Schedule 7.20.1(c)-A -     IPWT's Year 2000 Plan
Schedule 7.20.1(c)-B -     IPSE's Year 2000 Plan
Schedule 7.20.1(c)-C -     RMG's Year 2000 Plan
Schedule 7.25        -     Assigned RMG Excluded Assets


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                       ASSET AND STOCK PURCHASE AGREEMENT

      THIS ASSET AND STOCK PURCHASE AGREEMENT is made as of April 20, 1999 by and between InterMedia Partners of West Tennessee, L.P., a California limited partnership ("IPWT"), and CHARTER COMMUNICATIONS, LLC, a Delaware limited liability company ("Charter").

                                    RECITALS

      A. Following the consummation of certain transactions which will occur concurrently with the transactions contemplated by this Agreement (each as more fully described in the Common Agreement (as defined in Recital D below)), IPWT
(i) will own and operate cable television systems which are franchised or hold other operating authority and operate in and around West Tennessee and Kingsport, Tennessee as listed on Schedule 5.17.2-A (the "IPWT Systems") and
(ii) will be the beneficial owner of all of the issued and outstanding shares of the Class A Common Stock, $100 par value per share (the "Shares"), of Robin Media Group, Inc., a Nevada corporation ("RMG").

      B. RMG owns and operates cable television systems which are franchised or hold other operating authority and operate in and around East Tennessee and Gainesville, Georgia as listed on Schedule 5.17.2-B (the "RMG Systems" and, collectively with the IPWT Systems, the "Systems"), as well as in and around Brentwood, Tennessee (the "Brentwood Systems"), and, at Closing, Tennessee LLC, a Delaware limited liability company ("Tennessee LLC"), will own the RMG Systems located in and around East Tennessee.

      C. This Agreement sets forth the terms and conditions upon which IPWT will sell or cause to be sold, and Charter will purchase or cause to be purchased (i) substantially all of the Assets comprising or used or useful in the Cable Business associated with the IPWT Systems (the "IPWT Assets") and (ii) the Shares.

      D. IPWT, Charter and certain of their respective Affiliates have entered into that certain Common Agreement (the "Common Agreement") pursuant to which they have agreed to certain issues common to each of the transfers made pursuant to this Agreement and to certain other related transactions (each as more fully described in the Common Agreement). The common issues addressed include revenue and working capital adjustments, closing conditions, and indemnification for breaches of representations, warranties, covenants and agreements.

                                   AGREEMENTS

      In consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

      1. DEFINITIONS. In addition to the terms defined elsewhere in this Agreement, the following capitalized terms or terms otherwise defined in this
Section 1 shall have the meanings set forth below:

      1.1. 1992 Cable Act. The Cable Television Consumer Protection and Competition Act of 1992, as amended, and the FCC rules and regulations promulgated thereunder.
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      1.2. Affiliate. With respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this Agreement, "control" means the ownership, directly or indirectly, of voting securities representing the right generally to elect a majority of the directors (or similar officials) of a Person or the possession, by contract or otherwise, of the authority to direct the management and policies of a Person. Notwithstanding the foregoing, prior to the Closing Date, neither (a) AT&T Corporation, Tele-Communications, Inc., nor any of their direct or indirect subsidiaries (collectively, the "AT&T Affiliates"), shall be considered Affiliates of IPWT for any purpose herein or hereunder; (b) neither Paul Allen, Vulcan Cable, Inc., Vulcan Cable II, Inc., Marcus Cable Properties, L.L.C. nor any other Person directly or indirectly controlled by Paul Allen that is not engaged in the cable television business (collectively, the "Allen Affiliates") shall be considered Affiliates of Charter for any purpose herein or hereunder; and (c) InterMedia Partners, a California limited partnership, Brenmor Cable Partners, L.P. and TCID IP-V, Inc., on the one hand, and InterMedia Partners Southeast, IPWT, InterMedia Partners IV, L.P., and Robin Media Group, Inc., on the other hand, shall not be deemed Affiliates of each other.

      1.3. Agreement. This Asset and Stock Purchase Agreement.

      1.4. Intentionally Omitted

      1.5. Assets. All of the assets, privileges, contracts, licenses, permits, franchises, authorizations, rights, interests, claims and other properties, real and personal, tangible and intangible, of every type and description (a) which are owned, leased, held for, used or useful in, or otherwise related to the Cable Business, (b) in which IPWT, RMG or any of their Affiliates has any right, title or interest or in which IPWT, RMG or any of their Affiliates acquires any right, title or interest on or before the Closing Time, and (c) which are not Excluded Assets. The Assets include the Tangible Personal Property, Owned Property, Leased Property, Other Real Property Interests, Systems Franchises, Systems Licenses, Systems Contracts, Books and Records and Other Intangibles, but not the Shares.

      1.6. Basic Services. The lowest tier of service offered to subscribers of a System.

      1.7. Books and Records. All engineering records, files, data, drawings, blueprints, schematics, reports, lists, plans and procedures and all other files of correspondence, lists, records and reports concerning the Cable Business, including subscribers and prospective subscribers of the Systems, signal and program carriage and dealings with Governmental Authorities with respect to the Systems, including all reports filed with respect to the Systems by or on behalf of IPWT, RMG or any of their Affiliates with the FCC and statements of account filed with respect to the Systems by or on behalf of IPWT, RMG or any of their Affiliates with the U.S. Copyright Office, but excluding all documents, reports and records relating to any employee of the IPWT Systems who has not given consent to disclosure of such documents, reports and records.

      1.8. Business Day. Any day other than a Saturday, Sunday or a day on which the banking institutions in New York, New York, Denver, Colorado, San Francisco, California or St. Louis, Missouri are required or authorized to be closed.

      1.9. Cable Act. The Cable Communications Policy Act of 1984, as amended, and the FCC rules and regulations promulgated thereunder.

      1.10. Cable Business. The cable television businesses and other revenue-generating businesses and operations relating to the Systems conducted by IPWT, RMG or any of their Affiliates through the Systems.
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      1.11. Charter Required Consents. Any and all consents, authorizations and approvals under or in connection with Charter's business or any Contract, Lien or Legal Requirement by which Charter, any of its Affiliates or their respective assets are bound, required for Charter to purchase the IPWT Assets and the Shares and to otherwise perform its obligations under this Agreement and the Transaction Documents.

      1.12. Closing. The closing of the transactions contemplated by this Agreement.

      1.13. Closing Time. 11:59 p.m., Eastern time, on the Closing Date.

      1.14. Communications Act. The Communications Act of 1934, as amended, and the FCC rules and regulations promulgated thereunder.

      1.15. Contract. Any contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or agreement, whether written or oral.

      1.16. Code. United States Internal Revenue Code of 1986, as amended.

      1.17. Environmental Law. Any Legal Requirement relating to pollution or the protection of public health, safety, welfare or the environment, including CERCLA, OSHA and RCRA and including Legal Requirements relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

      1.18. ERISA. The Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder and published interpretations with respect thereto.

      1.19. ERISA Affiliate. As to any Person, any trade or business, whether or not incorporated, which together with such Person would be deemed a single employer within the meaning of Section 4001 of ERISA.

      1.20. Expanded Basic Services. Any video programming provided over a cable television system, regardless of service tier, other than Basic Services and Pay TV.

      1.21. FCC. The Federal Communications Commission.

      1.22. Governmental Authority. The United States of America, any state, commonwealth, territory or possession of the United States of America and any political subdivision or quasi-governmental authority of any of the same, including any court, tribunal, department, commission, board, bureau, agency, body, county, municipality, province, parish or other instrumentality of any of the foregoing.

      1.23. Hazardous Substances. Any pollutant, contaminant, chemical, industrial, toxic, hazardous or noxious substance or waste which is regulated by a Governmental Authority, including (a) any petroleum or petroleum compounds (refined or crude), flammable substances, explosives, radioactive materials or any other materials or pollutants which pose a significant hazard or potential significant hazard to the Owned Property or Other Real Property Interests or to Persons in or about the

Owned Property or Other Real Property Interests or cause the Owned Property or Other Real Property Interests to be in violation of any Legal Requirements; (b) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (RCRA) (42 U.S.C. ss.ss. 6901) and the rules and regulations promulgated thereunder; (c) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.) (CERCLA), as amended, and the rules and regulations promulgated thereunder; (d) any substance regulated by the Toxic Substances Control Act
(TSCA) (42 U.S.C. ss. 2601 et seq.) or the Insecticide, Fungicide and Rodenticide Act (IFRA) (7 U.S.C. ss. 136 et seq.), each, as amended, and the rules and regulations promulgated thereunder; (e) asbestos or asbestos-containing material of any kind or character; (f) polychlorinated biphenyls; (g) any substances regulated under the provisions of Subtitle I of RCRA relating to underground storage tanks; (h) any materials or substances designated as "hazardous substances" pursuant to the Clean Water Act (33 U.S.C. ss. 1251 et seq.); (i) "economic poison," as defined in the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. ss. 135 et seq.); (j) any substance the presence, use, handling, treatment, storage or disposal of which on the Owned Property or Leased Property is regulated or prohibited by any Environmental Law; and (k) any other substance which by any Environmental Law requires special handling, reporting or notification of any Governmental Authority in its collection, storage, use, treatment or disposal.

      1.24. HSR Act. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

      1.25. Intellectual Property. With respect to the Cable Business, any (a) trademarks, trade dress, trade names, service marks, logos and other similar proprietary rights, (b) domain names, (c) copyrights and (d) patents and patentable know-how, inventions and processes, in each case used in the Cable Business.

      1.26. IP-IV. InterMedia Partners IV, L.P., a California limited partnership and Affiliate of IPWT.

      1.27. IPSE. InterMedia Partners Southeast, a California general partnership and Affiliate of IPWT.

      1.28. IPWT Required Consents. Any and all consents, authorizations and approvals under or in connection with the Assets (including the Systems Franchises, Systems Licenses, and Systems Contracts) or any Contract, Lien or Legal Requirement by which IPWT, RMG, any of their Affiliates or any of their respective Assets are bound, required (a) for IPSE to distribute the Kingsport System to IP-IV, (b) for IP-IV to contribute the Kingsport System and the Shares to IPWT, (c) for IPWT to transfer the IPWT Assets and the Shares to Charter pursuant to this Agreement and to otherwise perform its obligations under this Agreement and the Transaction Documents, (d) for Charter to operate the IPWT Systems and to own, lease, use and operate the IPWT Assets and the IPWT Systems at the places and in the manner in which the IPWT Assets are used and the IPWT Systems are operated as of the date of this Agreement and as of the Closing, (e) for Charter to own and hold the Shares or (f) for Charter to assume and perform the Systems Franchises, the Systems Licenses, the Systems Contracts and the Assumed Obligations and Liabilities relating to the IPWT Systems and the IPWT Assets.

      1.29. IPWT's Cable Business. The cable television and other revenue-generating businesses and operations related to the IPWT Systems.

      1.30. Judgment. Any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge or the arbitrator in any binding arbitration, and any order of or by any Governmental Authority.

      1.31. Kingsport System. Those cable television systems which are franchised or hold other operating authority and operate in and around Kingsport, Tennessee, which are being transferred to Charter pursuant to this Agreement.

      1.32. Knowledge. (a) in the case of any System, the actual knowledge of a particular matter with respect to any such System of Frank S. Crawford, Robert
J. Lewis, Rodney M. Royse, Edon V. Smith, Thomas R. Stapleton or the general manager or one or more of the managers of such System, (b) in the case of the Shares, the actual knowledge of a particular matter with respect to the Shares of Robert J. Lewis, Rodney M. Royse, Edon V. Smith or Thomas R. Stapleton and
(c) in the case of Charter, the actual knowledge of a particular matter of Jerald L. Kent, Kent D. Kalkwarf, Curtis S. Shaw or David G. Barford.

      1.33. Leased Property. The leaseholds of real property included among the Assets and described as Leased Property on Schedule 1.33.

      1.34. Legal Requirement. Applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other written standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority, including any Judgment.

      1.35. Lien. Any security interest, security agreement, financing statement filed with any Governmental Authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any mortgage, lien (including any lien for Taxes), indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to, defect in, or other condition adversely affecting title or other ownership interest (including reservations, rights of entry, possibilities of reverter, encroachments, protrusions, easements, rights-of-way, rights of first refusal, restrictive covenants, leases and licenses) of any kind, which constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, Systems License, Systems Franchise, Systems Contract or otherwise.

      1.36. Litigation. Any claim, action, suit, proceeding, arbitration, investigation or hearing that could result in a Judgment, any other activity or procedure that could reasonably be expected to result in a Judgment, or any notice of any of the foregoing.

      1.37. Losses. Any claims, losses, liabilities, damages, penalties, costs and expenses, including interest that may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and, as applicable, the cost to any Person making a claim or seeking indemnification under this Agreement with respect to funds expended by such Person by reason of the occurrence of any event or the existence or assertion of any Liens (other than Permitted Liens) with respect to which indemnification is sought.

      1.38. MVPD. A distributor of cable television services, multichannel multi point distribution service, direct broadcast satellite service or television receive-only satellite programming, who makes available for purchase, by subscribers or customers, multiple channels of video programming, other than Persons distributing such services only to multiple dwelling unit or other commercial customers (including hotels, motels, resorts, hospitals, dormitories, prisons, restaurants, bars and similar establishments).

      1.39. Other Intangibles. All intangible assets, other than the Systems Franchises, Systems Licenses and Systems Contracts, including subscriber lists, claims (excluding any claims relating to Excluded Assets), and Intellectual Property, if any, included among the Assets.

      1.40. Other Real Property Interests. The easements and rights of access (other than those relating to multiple dwelling units) and other interests in real property held by IPWT, RMG or any of their Affiliates in connection with the Cable Business, including those interests described as Other Real Property Interests on Schedule 1.40, but not including Leased Property or Owned Property.

      1.41. Owned Property. The fee interests in the real property included among the Assets and described as Owned Property on Schedule 1.41 and all improvements and towers thereon and appurtenances thereto.

      1.42. Party. Charter or IPWT, as the context requires.

      1.43. Pay TV. Premium programming services selected by and sold to subscribers on a per channel or per program basis.

      1.44. Permitted Liens. (a) Liens for Taxes, assessments and governmental charges, in each case not yet due and payable, (b) zoning laws or ordinances or any similar Legal Requirements, (c) rights reserved to any Governmental Authority to regulate the affected property, (d) Liens described on Schedule 5.6.1, (e) as to Leased Property or Tangible Personal Property that is leased, the interests of the lessors thereof, and (f) as to Owned Property, Leased Property and Other Real Property Interests, any easements, rights-of-way, servitudes, conditions, covenants, restrictions and minor imperfections or irregularities in title, in each case, which are reflected in the public records and which do not individually or in the aggregate interfere with the right or ability of the applicable Party to own, use, enjoy or operate the Owned Property, Leased Property or Other Real Property Interests in the manner currently used or to convey good, marketable and indefeasible fee simple title to the same; provided that "Permitted Liens" will not include any Lien which could prevent or inhibit in any way (other than as permitted under clause (f)) the conduct of the business of the affected System, and provided further that classification of any Lien as a "Permitted Lien" will not affect any liability which a Party may have for any such Lien, including pursuant to any indemnity obligation under this Agreement.

      1.45. Person. Any natural person, Governmental Authority, corporation, general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.

      1.46. Required Consents. The Charter Required Consents or the IPWT Required Consents, as the context requires.

      1.47. RMG Assets. The assets comprising or used or useful in the Cable Business associated with the RMG Systems.

      1.48. Six-Month Date. The date that is six months after the Closing Date.

      1.49. Systems Contracts. All Contracts (other than Systems Franchises and Systems Licenses) that are included among the Assets, including the lease agreements for Tangible Personal Property, pole attachment agreements, underground conduit agreements, crossing agreements, retransmission consent agreements, multiple dwelling, bulk billing or commercial service agreements and other Contracts described on Schedule 1.49 and the Contracts documenting Leased Property and Other Real Property Interests described on Schedules 1.33 and 1.40.

      1.50. Systems Franchises. The franchises, permits and similar authorizations included among the Assets (other than Systems Licenses) described on Schedule 1.50, and all rights and benefits of IPWT, RMG and their Affiliates pertaining thereto, including the rights and benefits arising under Section 626 of the Communications Act (47 U.S.C. 546) to the extent applicable to Systems Franchise.

      1.51. Systems Licenses. The intangible cable television channel distribution rights, cable television relay service (CARS), business radio and other licenses, earth station registrations, authorizations, consents or permits issued by the FCC or any other Governmental Authority included among the Assets and described on Schedule 1.51 (other than the Systems Franchises and Systems Contracts) and all rights and benefits of IPWT, RMG and their Affiliates pertaining thereto.

      1.52. Tangible Personal Property. All tangible personal property included among the Assets, including towers (other than towers on Owned Property which are fixtures thereon and a part thereof), tower equipment, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, microwave equipment, converters, testing equipment, motor vehicles, office equipment, computers and billing equipment, furniture, fixtures, supplies, inventory and other physical assets, the principal items of which are identified and described on Schedule 1.52.

      1.53. Taxes. Levies and assessments of any kind or nature imposed by any Governmental Authority, including all income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise or property taxes and levies or assessments related to unclaimed property, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto. For purposes of determining any Tax cost or Tax benefit to any Person, such amount will be the actual cost or benefit recognized by such Person at the time of actual payment of the additional Tax or actual receipt of the Tax benefit. In the event that any Loss, payment or other amount is required to be determined on an after-Tax basis, such payment or other amount will be determined without regard to any Tax cost or Tax benefit not actually recognized at the time of the determination, and appropriate adjustments will be made when and to the extent that such Tax cost or Tax benefit is actually recognized.

      1.54. Third Party. Any Person other than IPWT, RMG and their Affiliates or Charter and its Affiliates.

      1.55. Transaction Documents. The Common Agreement and all instruments and documents described in Sections 9.2 and 9.3 which are being executed and delivered by or on behalf of Charter or IPWT in connection with this Agreement or the transactions contemplated hereby.

      1.56. Other Definitions. The following terms have the meanings set forth in the sections indicated in the table below:

            Term                                               Section
            ----                                               -------

            Adjusted Value                                       3.1
            Agent's Fees                                        5.19
            Allen Affiliates                                     1.2
            ALTA                                                 7.6
            Antitrust Division                                   7.7

            AT&T Affiliates                                      1.2
            Base Value                                           3.1
            Brentwood Systems                                 Recital B
            Charter                                        First Paragraph
            Charter's Assumed Obligations and Liabilities        4.2
            Closing Date                                         9.1
            commercially reasonable efforts                     12.16
            Common Agreement                                  Recital D
            Computer and Other Systems                        7.20.1(a)
            Confidential Information                           7.13.1
            Copyright Act                                       5.11
            Cost of Service Election                           5.10.4
            Excluded Assets                                      4.1
            FTC                                                  7.7
            Hired Employee                                    7.3.6(a)
            IPWT                                           First Paragraph
            IPWT Assets                                       Recital C
            IPWT Retained Franchise                           7.5.5(a)
            IPWT Systems                                      Recital A
            New Properties                                     7.10(b)
            Nonrecourse                                         11.3
            Operating Agreements                              7.5.5(c)
            Phase I Assessment                                 7.19.1
            Phase II Assessment                                7.19.1
            Post-Closing Y2K Budget                           7.20.3(e)
            Primary Transfer                                  7.5.5(d)
            Replacement Cost Estimate                           12.14
            RMG                                               Recital A
            RMG Systems                                       Recital B
            Shares                                            Recital A
            Subsequent Transfer                               7.5.5(e)
            Surveys                                              7.6
            Survival Period                                     11.1
            Systems                                           Recital B
            System Employees                                    7.3.1
            Taking                                              12.14
            Third Party Testing                               7.20.2(c)
            Title Commitments                                    7.6
            Title Company                                        7.6
            Title Defect                                         7.6
            Transitional Billing Services                       7.12
            WARN                                               5.16.1
            Year 2000 High-Level Inventory, Assessment
                 and Remediation Decisions                    7.20.1(b)
            Year 2000 Plan                                    7.20.1(c)
            Year 2000 Ready or Year 2000 Readiness            7.20.1(d)
            Year 2000 Remediation Program                     7.20.1(e)

      1.57. Usage. The definitions in Article 1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit or Schedule shall have the meaning ascribed to such term in this Agreement. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. All accounting terms not otherwise defined in this Agreement will have the meanings ascribed to them under generally acceptable accounting principles as in effect from time to time in the United States, consistently applied.

      2. SALE OF ASSETS AND STOCK.

      2.1. Sale of Assets and Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, IPWT will sell to Charter, and Charter will purchase from IPWT, all of the IPWT Assets and the Shares, in each case free and clear of all Liens (except Permitted Liens).

      3. CONSIDERATION.

      3.1. Purchase Price. For purposes of this Agreement, the base purchase price for the IPWT Assets and the Shares, collectively, shall be eight hundred seventy-two million seven hundred thousand dollars ($872,700,000), less: (a) the principal amount of the outstanding indebtedness and the accrued interest thereon owed by RMG to IP-IV at the time of the Closing,(b) the liquidation value of then outstanding Series A Voting Preferred Stock of RMG plus accrued and unpaid dividends through the Closing and purchase price of the Class B Common Stock of RMG as specified in the TCID IP-V/Charter Stock Purchase Agreement (as defined in the Common Agreement), (c) the amount paid for the Tennessee LLC Interest under the RMG Purchase Agreement (as defined in the Common Agreement), (d) the amount necessary to make the deposits described in
Section 2.1(b)(vi) of the Common Agreement; and (e) the amount of any liabilities, which are required to be included on the balance sheet of RMG prepared in accordance with GAAP and not otherwise included in the adjustments (the "Base Value"). The Base Value shall be adjusted in accordance with the provisions of the Common Agreement (as adjusted, the "Adjusted Value"). At the Closing, Charter (or its permitted assignees) will pay to IPWT (or its permitted assignees) an amount in cash equal to the Adjusted Value as determined pursuant to the Common Agreement, which payment shall then be deemed made pursuant and subject to this Agreement. Preliminary and final determinations of the Adjusted Value will be made in accordance with the Common Agreement.

      3.2. Allocation of Purchase Price. The aggregate amount of the Final Adjusted Value of the Systems and Charter's Assumed Obligations and Liabilities ("the Purchase Consideration") shall be allocated among the Systems in accordance with a schedule (the "Allocation Schedule") to be prepared by Charter and delivered within ninety (90) days after determination of such Final Adjusted Value under the Common Agreement to IPWT for the approval of IPWT. IPWT and Charter shall cooperate and use commercially reasonable efforts to reach a mutually satisfactory agreement regarding the Allocation Schedule. The final Allocation Schedule, determined in the manner described in this Section

3.2, shall comply with the provisions of Section 1060 of the Code and each of IPWT and Charter shall timely file any forms required to be filed under Section 1060 of the Code and any corresponding provision of state of local Tax law in accordance with the final Allocation Schedule. Charter and IPWT each agree (i) to reflect the Systems on their respective books for tax reporting purposes in accordance with the Allocation Schedule, (ii) to file all Tax Returns and determine all Taxes (including, without limitation, for purposes of Section 1060 of the Code) in accordance with and based upon the Allocation Schedule and (iii) not to take any position inconsistent with such Allocation Schedule in any audit or judicial or administrative proceeding or otherwise.

      4. EXCLUDED ASSETS AND ASSUMED LIABILITIES.

      4.1. Excluded Assets. "Excluded Assets" means, with respect to the IPWT
Assets: (a) the Letter Agreement dated June 1, 1996 between Bravo Company and InterMedia Partners; the Affiliation Agreement dated April, 1999 among Viewer's Choice LLC, InterMedia Partners, InterMedia Partners Southeast, InterMedia Partners of West Tennessee, L.P. and Robin Media Group, Inc.; and the Affiliation Agreement dated February 24, 1999 between FX Networks, LLC and InterMedia Management, Inc.; (b) except as set forth on Schedule 4.1(b), each employee benefit plan (as defined in Section 3(3) of ERISA) or any multiemployer plan (as defined in Section 3(37) of ERISA) with respect to which IPWT or any of its ERISA Affiliates (other than RMG) has any liability or in which any employees or agents, or any former employees or agents, of IPWT or any of its ERISA Affiliates (other than RMG) participate; (c) except as provided in Section 12.14, all insurance policies and rights and claims thereunder with respect to the IPWT Assets; (d) all bonds, letters of credit, surety instruments and other similar items with respect to the IPWT Assets; (e) all cash and cash equivalents, including cash relating to subscriber prepayments and deposits, and notes receivable of IPWT; (f) except as set forth on Schedule 4.1(b) and subject to Section 7.11, all Intellectual Property held by IPWT or any of its Affiliates (other than RMG); (g) the On/Line Operating and License Agreement between US Computer Services dba Cable Data and InterMedia Partners, a California limited partnership dated as of October 3, 1996 (other than RMG); (h) except for any items for which the purchase price payable under Section 2.1(b)(iv) of the Common Agreement is increased or the Adjusted Value is increased under Section
2.2 of the Common Agreement, all claims, rights, and interest in and to any refunds of Taxes or fees of any nature, or other claims against third parties, relating to the operation of the IPWT Systems prior to the Closing Time; (i) all account books of original entry, general ledgers, financial records, minute books, stock ledgers, organizational documents and, to the extent not included in the Books and Records, personnel files and records, in each case used in connection with the IPWT Systems; (j) the Amended and Restated Management Agreement for Advertising Sales Business between InterMedia Capital Partners IV, a California limited partnership, and TCI Cable Management Corporation, a Colorado corporation doing business as TCI Media Services, dated as of January 1, 1998; (k) to the extent licensed pursuant to a master license agreement or not otherwise transferable, all software of IPWT or any Affiliate of IPWT (other than RMG) and licenses relating to Third Party software; (l) the Warrant Purchase Agreement dated as of January 1, 1999 between At Home Corporation and InterMedia Management, Inc., on behalf of InterMedia Partners, Inc., a California limited partnership, InterMedia Partners IV, L.P. and InterMedia Partners of Kentucky, L.P., and the Distribution Agreement dated as of January 1, 1999 between At Home Corporation, InterMedia Partners, L.P., a California limited partnership, InterMedia Partners IV, L.P. and InterMedia Partners VI, L.P.; (m) except for the IP-I/Charter Exchange Agreement (as defined in the Common Agreement), and except as set forth on Schedule 4.1(b), all Contracts between IPWT, RMG or IPSE, on the one hand, and any Affiliate thereof, on the other hand; and (q) other rights, assets and properties described on Schedule 4.1(a). There are no "Excluded Assets" with respect to RMG, except for those listed on Schedule 4.1(a) and the following: the Amended and Restated Management Agreement for Advertising Sales Business between InterMedia Capital Partners IV, a California limited partnership, and TCI Cable Management Corporation, a Colorado corporation doing business as TCI Media Services, dated as of January 1, 1998; the Warrant Purchase Agreement dated as of January 1, 1999 between At Home Corporation and InterMedia Management, Inc., on behalf of InterMedia Partners, Inc., a California limited partnership, InterMedia Partners IV, L.P. and InterMedia Partners of Kentucky, L.P., and the Distribution Agreement dated as of January 1, 1999 between At Home Corporation, InterMedia Partners, L.P., a California limited partnership, InterMedia Partners IV, L.P. and InterMedia Partners VI, L.P.; Letter Agreement dated June 1, 1996 between Bravo Company and InterMedia Partners; Affiliation Agreement dated April, 1999 among Viewer's Choice LLC, InterMedia Partners, InterMedia Partners Southeast, InterMedia Partners of West Tennessee, L.P. and Robin Media Group, Inc.; Affiliation Agreement dated February 24, 1999 between FX Networks, LLC and InterMedia Management, Inc.;

Encore Media Group, LLC Affiliation Agreement dated January 26, 1999, between Encore and InterMedia Management, Inc.; WTBS Retransmission Consent Agreement with SSI; and Programming Transport Agreement between National Digital Television Center Inc., a Colorado corporation d/b/a Headend in the Sky, and InterMedia Management, Inc., a California corporation providing for the transmission by HITS to such systems of compressed and encrypted digital programming signals and other services, dated November 18, 1997. IPWT (or an affiliate thereof) shall cause RMG to be released of all liability, after closing, arising from all of the forementioned contracts and those listed on
Schedule 4.1(a).

      4.2. Charter's Assumed Obligations and Liabilities. At the Closing and effective as of the Closing Time, Charter will assume and after the Closing Date, Charter will pay, discharge and perform the following (collectively, "Charter's Assumed Obligations and Liabilities"): (a) those obligations and liabilities with respect to the ownership, use or operation of the IPWT Assets accruing and relating to periods after the Closing Time which were assigned and transferred to Charter at the Closing; (b) those obligations and liabilities for subscriber prepayments and deposits related to the IPWT Systems existing at the Closing Time; (c) other obligations and liabilities of IPWT only to the extent that the Adjusted Value of the Systems was decreased with respect thereto pursuant to Section 2.2 of the Common Agreement; and (d) all other obligations and liabilities accruing and relating to periods after the Closing Time and arising out of Charter's ownership, use or operation of the IPWT Assets (including those items listed or described on Schedule 4.1(b)) or its operation of, or the conduct of business through, the IPWT Systems after the Closing (including with respect to late fees that may be charged by Charter after the Closing to subscribers of the IPWT Systems), except to the extent that such obligations or liabilities relate to any Excluded Asset. All obligations and liabilities arising out of or relating to the IPWT Assets, the IPWT Systems or IPWT's Cable Business other than Charter's Assumed Obligations and Liabilities will remain and be the obligations and liabilities solely of IPWT including any obligation, liability or claims relating to or arising pursuant to (w) Taxes (including franchise fees) arising out of or relating to the IPWT Assets and with respect to periods or portions thereof ending on or prior to the Closing Date, (x) refunds of rates, charges or late fees arising out of or relating to the IPWT Assets and with respect to periods through and including the Closing Date, (y) Litigation arising out of or relating to the IPWT Assets and commenced, or related to an event occurring, on or prior to the Closing Date, or
(z) credit, loan or other agreements arising out of or relating to the IPWT Assets and pursuant to which IPWT or IPSE has created, incurred, assumed or guaranteed indebtedness for borrowed money or under which any Lien securing such indebtedness has been or may be imposed on any IPWT Asset. Notwithstanding anything to the contrary contained in this paragraph, for purposes of the Common Agreement Charter's Assumed Obligations and Liabilities shall include all obligations and liabilities of RMG other than those related to the Brentwood Systems and the Residual Liabilities.

      4.3. Indemnification with respect to RMG Residual Liabilities. Following the Closing, RMG, Charter and their Affiliates shall be entitled to indemnification as set forth in the Common Agreement for any Losses attributable to or arising from any RMG Residual Liabilities. "RMG Residual Liabilities" shall mean all obligations and liabilities of RMG attributable to or arising out of any period prior to the Closing to the extent that no adjustment was made pursuant to Section 2.1(b)(iv) or Section 2.2 of the Common Agreement, including any obligation, liability or claims relating to or arising pursuant to (v) the Excluded Assets, (w) Taxes (including franchise fees) with respect to periods or portions thereof ending on or prior to the Closing Date, (x) refunds of rates, charges or late fees with respect to periods through and including the Closing Date, (y) Litigation commenced, or relating to an event occurring, on or prior to the Closing Date, or (z) other than as set forth on Schedule 4.3, credit, loan or other agreements pursuant to which RMG has created, incurred, assumed or guaranteed indebtedness for borrowed money or under which any Lien securing such indebtedness has been or may be imposed on any RMG Asset.

      5. IPWT'S REPRESENTATIONS AND WARRANTIES.

      IPWT represents and warrants to Charter as of the date of this Agreement and as of the Closing, as follows:

      5.1. Organization and Qualification of IPWT, its general partner and RMG.

            5.1.1. IPWT is a limited partnership, duly formed, validly existing and in good standing under the laws of the State of California. IPWT has all requisite power and authority to own, lease and use the Assets owned, leased or used by it and to conduct its Cable Business as it is currently being conducted by it. As of the date of this Agreement, IPWT is qualified to do business and is in good standing under the laws of each jurisdiction in which the ownership, leasing or use of the Assets owned, leased or used by it or the nature of its activities in connection with the Systems makes such qualification necessary.

            5.1.2. InterMedia Capital Management, LLC, the sole general partner of IPWT, is a limited liability company, duly formed, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own all of its assets and to conduct its business as currently conducted. InterMedia Capital Management, LLC is duly qualified to do business and in good standing under the laws of each jurisdiction in which the nature of its activities or its ownership, lease or use of its assets makes such qualification necessary.

            5.1.3. RMG is a corporation, duly formed, validly existing and in good standing under the laws of the State of Nevada. RMG has all requisite power and authority to own, lease and use the Assets owned, leased or used by it and to conduct its Cable Business as it is currently being conducted by it. As of the date of this Agreement, RMG is qualified to do business and is in good standing under the laws of each jurisdiction in which the ownership, leasing or use of the assets owned, leased or used by it or the nature of its activities in connection with the Systems makes such qualification necessary.

      5.2. Authority and Validity.

            5.2.1. IPWT has all requisite power and authority to execute and deliver, and to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents to which it is a party. The execution and delivery by IPWT of, the performance of IPWT under, and the consummation by IPWT of the transactions contemplated by, this Agreement and the Transaction Documents to which IPWT is a party have been duly and validly authorized by all action by or on behalf of IPWT. This Agreement has been, and when executed and delivered by IPWT the Transaction Documents to which IPWT is a party will be, duly and validly executed and delivered by IPWT and the valid and binding obligations of IPWT, enforceable against IPWT in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies.

            5.2.2. IPSE and IP-IV, respectively, have all requisite corporate power and authority to execute and deliver, to perform their obligations under, and to consummate the transactions contemplated by, the IPSE Distribution Agreement and the IP-IV Contribution Agreement (each as defined in the Common Agreement), respectively. The execution and delivery by IPSE and IP-IV of, their performance under, and their consummation of the transactions contemplated by the IPSE Distribution Agreement and the IP-IV Contribution Agreement, respectively, have been duly and validly authorized by all action by or on behalf of IPSE and IP-IV, respectively.

      5.3. No Conflict; Required Consents. Except as set forth on Schedule 5.3, and assuming any consents referenced on Schedule 6.3 have been obtained and the expiration or earlier termination of the waiting period under the HSR Act has occurred, (x) the execution and delivery by IPWT, the performance of IPWT under, and the consummation by IPWT of the transactions contemplated by, this Agreement, the IP-IV/IPWT Contribution Agreement and the Transaction Documents to which IPWT is a party and (y) the execution and delivery by IPSE and IP-IV of, their performance under, and their consummation of the transactions contemplated by, the IPSE Distribution Agreement and the IP-IV/IPWT Contribution Agreement, respectively, do not and will not: (a) conflict with or violate any provision of the organizational documents of IPSE, IP-IV, IPWT or RMG; (b) violate any provision of any Legal Requirement; (c) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person; or
(d) (i) conflict with, violate, result in a breach of or constitute a default under (without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of, IPSE, IP-IV, IPWT or RMG, as the case may be, under, or (iv) result in the creation or imposition of any Lien under any Systems Contract, Systems Franchise, Systems License, or other instrument evidencing any of the Assets or by which IPSE, IP-IV, IPWT or RMG, as the case may be, or any of their assets is bound or affected, except for purposes of clauses (c) and (d) such consents, approvals, authorizations and filings that, if not obtained or made, would not, and such violations, conflicts, breaches, defaults, terminations, suspensions, modifications and accelerations as would not, individually or in the aggregate, have an adverse effect on any System, the Cable Business, IPWT or RMG, or on the ability of IPWT to perform its obligations under this Agreement or the Transaction Documents to which IPWT is a party.

      5.4. Title to the Shares. IPWT is the record and beneficial owner and holder of, and has good title to, the Shares, free and clear of all Liens other than Permitted Liens. Except as set forth in Schedule 5.4, there are no existing agreements, options, warrants, rights, calls or commitments of any character to which IPWT or any Affiliate is a party or by which it is bound providing for the repurchase or redemption of the Shares.

      5.5. Capitalization. The authorized capital stock of RMG consists of three thousand two hundred eighty-five (3,285) shares of Class A Common Stock, $100 par value per share, all of which are issued and outstanding and held of record by IPWT, three hundred sixty-five (365) shares of Class B Common Stock, $100 par value per share, all of which are issued and outstanding, and twelve thousand (12,000) shares of Series A Voting Preferred Stock, $1,000 par value per share, all of which are issued and outstanding. The Shares have been duly authorized, validly issued and are fully paid and nonassessable, with no preemptive rights. Except as set forth in Schedule 5.5, there are no (i) existing agreements, options, warrants, rights, calls or commitments of any character to which RMG or any Affiliate is a party or by which it is bound providing for the issuance of any additional shares of RMG's capital stock or for the repurchase or redemption of the Shares, (ii) outstanding securities or other instruments convertible into or exchangeable for the Shares and no commitments to issue such securities or instruments or (iii) voting trust, voting agreement or other agreement, proxy or understanding with respect to the voting of the Shares.

      5.6. Assets.

            5.6.1. IPWT, IPSE or RMG, as the case may be, has good and marketable title to (or, in the case of Assets that are leased, valid leasehold interests in) the Assets. None of the AT&T Affiliates has any right, title or interest in or to any of the Assets. The Assets are free and clear of all Liens, except Permitted Liens and rights of first refusal which will be waived by the Person holding such right at or prior to Closing. All of the Liens described on
Schedule 5.6.1 (except for those marked with an asterisk on Schedule 5.6.1) will be terminated, released or, in the case of rights of first refusal (except for those listed on Schedule 5.6.1), waived, as appropriate, at or prior to Closing. Except as described on Schedule 1.52, the Tangible Personal Property, as an integrated system and in its component parts, is in good operating condition and repair (ordinary wear and tear and routine failures excepted) and is usable and adequate for the operation of the Cable Business.

            5.6.2. Except for items included in the Excluded Assets, the Assets constitute substantially all the assets necessary (a) to conduct the Cable Business as it is being conducted on the date of this Agreement and in compliance with all applicable Legal Requirements, (b) to operate the Systems as they are being operated on the date of this Agreement and in compliance with all applicable Legal Requirements and (c) to perform all of the Assumed Obligations and Liabilities.

            5.6.3. Except as described on Schedule 5.6.3, and other than direct broadcast satellite and satellite master antenna television, with respect to each area in which the Systems currently provide cable television service: (i) no Person is operating a cable television system or other non-satellite MVPD other than a System in such area; (ii) no local franchising authority has awarded a cable television franchise in such area to any Person other than IPWT, IPSE or RMG, as the case may be; and (iii) to the Knowledge of IPWT, no MVPD has applied for a cable television franchise to serve such area.

      5.7. Systems Franchises, Systems Licenses, Systems Contracts and Other Real Property Interests.

            5.7.1. Except as described on Schedules 1.33, 1.40, 1.49, 1.50 and 1.51, and except for the Excluded Assets, neither IPWT nor IPSE (but only to the extent related primarily or in whole to the Cable Business) nor RMG is bound or affected by any of the following: (a) leases of real property or capital leases of personal property; (b) operating leases of personal property that are terminable upon more than thirty (30) days' notice and that contemplate annual lease payments in excess of twenty thousand dollars ($20,000); (c) franchises for the construction or operation of cable television systems or System Contracts of substantially equivalent effect; (d) licenses, authorizations, consents or permits of the FCC; (e) other licenses, authorizations, consents or permits of any other Governmental Authority, individually or in the aggregate, material to the Systems; (f) easements or rights of access, individually or in the aggregate, material to the Systems; (g) pole attachment agreements, underground conduit agreements, crossing agreements, retransmission consent agreements, or bulk or commercial service agreements, individually or in the aggregate, material to the Systems; (h) any Contract under which RMG has borrowed or loaned any money or issued any note, bond, indenture or other evidence of indebtedness or directly or indirectly guaranteed the indebtedness, liabilities or obligations of others; or (i) in the case of IPWT or IPSE, any Systems Contract and, in the case of RMG, any Systems Contract or other Contract, other than those described in any other clause of this Section 5.7.1 which contemplate payments by or to IPWT, IPSE or RMG, as the case may be, in any twelve (12) month period exceeding twenty-five thousand dollars ($25,000) under any single contract or one hundred thousand dollars ($100,000) in the aggregate.

            5.7.2. Complete and correct copies of the Systems Franchises and Systems Licenses have been provided to Charter. Except as set forth on Schedule 5.7.2, (a) the Systems Franchises contain all of the commitments and obligations of IPWT, IPSE or RMG, as the case may be, to the applicable Governmental Authority granting such Franchises with respect to the construction, ownership and operation of the Systems, and (b) other than as set forth in the Systems Franchises, neither IPWT, IPSE nor RMG has made any commitment to any local franchising authority to make any material expenditure or capital addition or betterment to any System or the Assets that will not be fulfilled or satisfied prior to the Closing Time. The Systems Franchises and Systems Licenses are currently in full force and effect, are not in default and are valid under all applicable Legal Requirements according to their terms. No event has occurred that, with notice or lapse of time or both, would constitute a breach, violation or default by IPWT, IPSE or RMG, as the case may be, and to IPWT's Knowledge, no event has occurred that, with notice or lapse of time or both, would constitute a breach, violation or default by any other Person, of any material obligations under any such Systems Franchises or Systems Licenses. Except for routine filings with Governmental Authorities and as described on Schedule 5.7.2, there are no applications relating to any Systems Franchise or Systems License pending before any Governmental Authority which are material to any System or the Cable Business. Except where a request for renewal has been timely filed under Section 626(a) of the Cable Act, since December 31, 1998, no Systems Franchise or Systems License has been surrendered by IPWT, IPSE or RMG or has expired or otherwise terminated without the issuance of a replacement Systems Franchise or Systems License. There is no legal action, governmental proceeding or investigation pending or, to IPWT's Knowledge, threatened to terminate, suspend or modify any Systems Franchise or Systems License. Except as set forth on
Schedule 5.7.2, IPWT, IPSE or RMG, as the case may be, is, or will be as of the Closing Date, in material compliance with the terms and conditions of all the Systems Franchises and Systems Licenses and other applicable requirements of all Governmental Authorities (including the FCC and the U.S. Copyright Office) relating to the Systems Franchises and Systems Licenses, including all requirements for notification, filing, reporting, posting and maintenance of logs and records.

            5.7.3. IPWT has delivered to Charter true and complete copies of all Systems Contracts (including each Contract relating to Leased Property and Other Real Property Interests), including any amendments thereto (or, in the case of oral Contracts, true and complete written summaries thereof) and each document evidencing the ownership of IPWT, IPSE or RMG, as the case may be, of the Owned Property. Except as described in Schedule 5.7.3, IPWT, IPSE or RMG, as the case may be, has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its obligations under each of its Contracts and, to the Knowledge of IPWT, there has not occurred any default (without regard to requirements of notice, lapse of time, elections of other Persons, or any combination thereof) by any other Person of any material obligations under any of its or RMG's Contracts or Other Real Property Interests.

      5.8. Real Property. All the Assets consisting of Owned Property, Leased Property and material Other Real Property Interests (and, with respect to RMG, all other material real property interests of RMG) are described on Schedules 1.33, 1.40, and 1.41. Except for ordinary wear and tear and routine repairs and as set forth on Schedule 5.8, all of the improvements, leasehold improvements and the premises of the Owned Property and the premises demised under the leases and other documents evidencing the Leased Property are in good condition and repair and are suitable for the purposes used. Each parcel of Owned Property and each parcel of Leased Property and any improvements thereon (a) has access to and over public streets or private streets for which IPWT, IPSE or RMG, as the case may be, has a valid right of ingress and egress, (b) except as set forth on
Schedule 1.33 or 1.40, conforms in its current use and occupancy to all material zoning requirements without reliance upon a variance issued by a Governmental Authority or a classification of the parcel in question as a nonconforming use, (c) conforms in all material respects in its current use to all restrictive covenants, if any, or other Liens affecting all or part of such parcel (of record, with respect to Owned Property, or of record or as set forth in an agreement listed on Schedule 1.33 or 1.40, with respect to Leased Property or Other Real Property Interests), and (d) is available for immediate use in the conduct of the business or operations of the Systems. There are no pending condemnation, expropriation, eminent domain or similar proceedings of which either IPWT, IPSE or RMG has received notice or IPWT has Knowledge affecting, in any material respect, all or any portion of the Owned Property, Leased Property, or Other Real Property Interests. IPWT, IPSE or RMG, as the case may be, has good and marketable title to each such parcel of real property included in the Owned Property and in all buildings, structures and improvements thereon, in each case free and clear of all Liens except for Permitted Liens.

      5.9. Environmental.

            5.9.1. Except as described on Schedule 5.9, IPWT, IPSE and RMG, as the case may be, is in material compliance with (i) with respect to IPWT and IPSE, all Environmental Laws insofar as they relate to Owned Property or Leased Property and (ii) with respect to RMG, all Environmental Laws. Except as described on Schedule 5.9, neither IPWT, IPSE nor RMG has received any notice of, and IPWT has no Knowledge of, any alleged, actual, or potential responsibility for, or any inquiry regarding, (i) any release or threatened release of any Hazardous Substances from or on Owned Property or Leased Property (and, with respect to RMG, any other property or assets of RMG), or (ii) any material violation of any Environmental Laws associated with Owned Property or Leased Property (and, with respect to RMG, any other property or assets of RMG). Except as described on Schedule 5.9, to IPWT's Knowledge, IPSE's and IPWT's operations on their Other Real Property Interests (and RMG's operations on its Other Real Property Interests or otherwise) do not violate any Environmental Laws in any material respect, and IPWT, IPSE or RMG, as the case may be, has received no notice of any such violation. Except as described on Schedule 5.9, neither IPWT, IPSE nor RMG has received any notice of, and IPWT has no Knowledge of, circumstances relating to, any past, present or future events, conditions, circumstances, activities, practices or incidents (including the presence, use, generation, manufacture, disposal, release or threatened release of any Hazardous Substances from or on Owned Property or Leased Property), which could interfere with or prevent continued compliance, or which are reasonably likely to give rise to any liability, based upon or related to the processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance from or attributable to Owned Property or Leased Property (and, with respect to RMG, any other property or assets of RMG).

            5.9.2. Except as described on Schedule 5.9, to IPWT's Knowledge, (a) no aboveground or underground storage tanks are currently or have been located on any Owned Property or Leased Property (or, with respect to RMG, on any other property or assets of RMG) and (b) no Owned Property or Leased Property (or, with respect to RMG, any other property or assets of RMG) has been used at any time as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes.

            5.9.3. Complete and correct copies of (a) all studies, reports, surveys or other similar written materials in the possession of IPWT, IPSE or RMG or to which any of them, to the Knowledge of IPWT, has access relating to the presence or alleged presence of Hazardous Substances at, on, under or affecting the Owned Property or Leased Property (or, with respect to RMG, any other property or assets of RMG), (b) all notices (other than general notices made by general publication) in the possession of either of IPWT, IPSE or RMG or to which IPWT, to its Knowledge, has access that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of the Owned Property or Leased Property (or, with respect to RMG, any other property or assets of RMG) or activities at the Owned Property or Leased Property (or, with respect to RMG, any other property or assets of RMG) and (c) all notices and related materials in the possession of IPWT, IPSE or RMG or to which any of them, to the Knowledge of IPWT, has access relating to any Litigation concerning any Environmental Law to which IPWT, IPSE or RMG, as the case may be, is a party or written allegation by any private Third Party concerning any Environmental Law and IPWT, IPSE or RMG, as the case may be, have been provided to Charter (other than those materials constituting attorney-client privileged communications).

      5.10. Compliance with Legal Requirements.

            5.10.1. Except as set forth on Schedule 5.10, the operation of each System as currently conducted does not violate or infringe any Legal Requirement currently in effect in any material respect (other than Legal Requirements described in Sections 5.9, 5.10.3 and 5.10.4, as to which the representations and warranties set forth in those subsections will apply) or the grounding requirements of the National Electrical Safety Code, and RMG in the conduct of its business does not otherwise violate or infringe any Legal Requirement in any material respect. Except as set forth on Schedule 5.10, neither IPWT, IPSE nor RMG has received any notice of, and IPWT has no Knowledge of, any material violation by IPWT, IPSE or RMG or any System of any Legal Requirement applicable to the installation, ownership and operation of the Systems as currently conducted, and knows of no basis for the allegation of any such violation.

            5.10.2. Except as set forth on Schedule 5.10, without limiting the generality of the foregoing, since IPWT or RMG, as the case may be, acquired such Systems: IPWT or RMG, as the case may be, has submitted to the FCC all filings, including cable television registration statements, annual reports and aeronautical frequency usage notices and paid all regulatory fees, that are required under the rules and regulations of the FCC; the operation of the Systems has been and is in material compliance with the rules and regulations of the FCC, and neither IPWT nor RMG has received any notice from the FCC of any violation of its rules and regulations; IPWT or RMG, as the case may be, is and since 1986 (or since its acquisition, if later) has been certified as in compliance with the FCC's equal employment opportunity rules; the Systems are in material compliance with all signal leakage criteria prescribed by the FCC; and for each relevant semi-annual reporting period since its or RMG's, as the case may be, acquisition of a System, IPWT, IPSE or RMG, as the case may be, have timely filed with the United States Copyright Office all required Statements of Account in true and correct form, has paid when due all required copyright royalty fee payments in correct amount, relating to the Systems' carriage of television broadcast signals and is otherwise in material compliance with all applicable rules and regulations of the Copyright Office. Except as set forth on
Schedule 5.10, IPWT has no Knowledge, with respect to any System acquired since January 1, 1996, of any previous owner's failure to comply with the copyright licensing requirements with respect to such System or any written claim or inquiry from any Person which questions such System's failure to comply. IPWT has delivered to Charter copies (with respect to all of the Systems) of: (i) all reports, filings and correspondence made or filed with the FCC or pursuant to the FCC rules and regulations for the past year; and (ii) all reports, filings and correspondence made or filed with the Copyright Office or pursuant to Copyright Office rules and regulations for the past three years. Except as set forth on Schedule 5.10, (i) a request for renewal has been timely filed under
Section 626(a) of the Cable Act with the proper Governmental Authority with respect to each Franchise expiring within thirty-six (36) months after the date of this Agreement; and (ii) neither IPWT, IPSE nor RMG has received written notice from any Governmental Authority that it has determined or intends to deny renewal of any Systems Franchise to which it is a party.

            5.10.3. Except as set forth on Schedule 5.10 and as otherwise provided in this Section, each of IPWT, IPSE and RMG has used commercially reasonable efforts to comply in all material respects with the provisions of the Cable Act and the 1992 Cable Act pertaining to the carriage of television broadcast signals, as such Legal Requirements relate to the operation of the Systems. Each of IPWT, IPSE and RMG has complied in all material respects with the must carry and retransmission consent provisions of the 1992 Cable Act, including (i) duly and timely notifying "local commercial television stations" of inadequate signal strength or increased copyright liability, if applicable,
(ii) duly and timely notifying non-commercial educational stations of the location of the System's principal headend, (iii) duly and timely notifying subscribers of changes in the channel alignment on the Systems, (iv) duly and timely notifying "local commercial and non-commercial television stations" of the broadcast signals carried on the Systems and their channel positions, (v) maintaining the requisite public file identifying broadcast signal carriage,
(vi) carrying the broadcast signals after June 1, 1993, on the Systems for all "local commercial television stations" which elected must carry status and, if required, up to two "qualified low power stations" and (vii) obtaining retransmission consents for all broadcast signals carried on the Systems after October 5, 1993, except for the non-exempt signals carried pursuant to a must carry election. No must carry complaint is pending against any System at the FCC, nor, to IPWT's Knowledge, is any threatened except as set forth in Schedule
5.10. IPWT has delivered to Charter copies of any pending petitions that IPWT, IPSE or RMG has on file with the FCC, including requests for market modifications or petitions for special relief or any market modification requests or special relief petitions affecting any System that have been served on IPWT, IPSE or RMG, as the case may be. The FCC has not issued any decision with respect to a must carry complaint finding any System in violation of the must carry rules except as set forth on Schedule 5.10.

            5.10.4. Each of IPWT, IPSE and RMG has used commercially reasonable efforts to establish rates charged and a la carte packages provided to subscribers, effective as of September 1, 1993, that would be allowable under rules and regulations promulgated by the FCC under the 1992 Cable Act, and any authoritative interpretation thereof, whether or not such rates or packages were subject to regulation at that date by any Governmental Authority, including any state regulatory agency, local franchising authority and/or the FCC. Notwithstanding the foregoing, IPWT makes no representation or warranty that either the rates charged to subscribers or the a la carte packages provided would be allowable under any rules and regulations of the FCC, or any authoritative interpretation thereof, promulgated after the date of the Closing. IPWT has delivered to Charter complete and correct copies of the most recent FCC Forms 328, 329, 393, 1200, 1205, 1210, 1215, 1220, 1235 and 1240 and other FCC rate forms (collectively, the "FCC Rate Forms") filed with the local franchising authority and/or the FCC and will deliver as soon as available all such FCC forms that are prepared with respect to the Systems, (ii) all historical FCC Rate Forms with respect to any System in which there is currently a rate issue pending, including any accounting order or any rate order on appeal, (iii) copies of all complaints, petitions, answers, responses and other filings made with or by any Governmental Authority in connection with any rate orders issued by such Governmental Authority or any appeal therefrom, and (iv) any documentation supporting an exemption from the rate regulation provisions of the 1992 Cable Act claimed by IPWT, IPSE or RMG, as the case may be, with respect to the Systems. Except as set forth on Schedule 5.10, neither IPWT, IPSE nor RMG has made an election with respect to any cost of service proceeding conducted in accordance with Part 76.922 of Title 47 of the Code of Federal Regulations or any similar proceeding (a "Cost of Service Election") with respect to any of the Systems.

            5.10.5. Except as set forth on Schedule 5.10, all necessary FAA approvals have been obtained and all necessary FCC tower registrations have been filed with respect to the height and location of towers used in connection with the operation of the Systems, and such towers are being operated in compliance in all material respects with applicable FCC and FAA rules. The ownership, height (with and without appurtenances), location (address, latitude, longitude and ground elevation), structure type and FCC call signs of each tower used in connection with the operation of the Systems are correctly described on Schedule
5.10. To the extent applicable, IPWT has delivered to Charter true and correct copies of the FAA final determinations that are available and FCC registrations for all such towers.

      5.11. Intellectual Property. Except for Intellectual Property which constitutes Excluded Assets and the Intellectual Property described on Schedule 4.1(b), neither IPWT, IPSE nor RMG possesses any Intellectual Property related to or material to the operation of the Systems and neither IPWT, IPSE nor RMG is a party to any license or royalty agreement with respect to any such Intellectual Property, except for licenses respecting program material, licenses incidental to any Systems Contracts and obligations under the Copyright Act of 1976, as amended, including all rules, regulations, orders and policies of the U.S. Copyright Office thereunder (the "Copyright Act") applicable to cable television systems generally. To the Knowledge of IPWT, the Systems and the Cable Business have been operated, and RMG has otherwise operated its business, in such a manner so as not to violate or infringe upon the rights, or give rise to any rightful claim of any Person for copyright, trademark, service mark, patent or license infringement or the like.

      5.12. Financial Statements.

            5.12.1. The unaudited statements of income of West Tennessee Systems, the Dickson, Joelton and Lynchburg Systems and the Kingsport Systems for the years ended December 31, 1997 and 1998, attached hereto as Schedule 5.12.1, are in accordance with the books and records of IPWT, IPSE or RMG, as appropriate, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, and, except as may be described therein, present fairly the operating results of the West Tennessee Systems, the Dickson, Joelton and Lynchburg Systems and the Kingsport Systems on a System-by-System basis, for the periods indicated, subject only to standard year-end adjustments and the omission of footnotes thereto. The unaudited statements of income of RMG for the years ended December 31, 1997 and 1998, together with the unaudited balance sheet of RMG as of December 31, 1998, attached hereto as Schedule 5.12.2, are in accordance with the books and records of RMG and were prepared in accordance with generally accepted accounting principles, except as may be described therein, applied on a consistent basis throughout the periods covered thereby. Within thirty (30) days of the date hereof, IPWT will deliver to Charter unaudited statements of income of RMG (excluding the Brentwood System) for the years ended December 31, 1997 and 1998. Except as may be described therein, (i) such unaudited statements of income present fairly the operating results of RMG for the periods indicated, and (ii) such unaudited balance sheet presents fairly the financial condition, assets and liabilities, and shareholders' equity of RMG as of December 31, 1998, subject, in each case, only to standard year-end adjustments and the omission of footnotes thereto.

      5.13. Absence of Certain Changes or Events. Except as set forth on
Schedule 5.13, since December 31, 1998, there has been no (i) material adverse change in, nor has any event or events (other than any affecting the cable television industry generally) occurred that, individually or in the aggregate, are reasonably likely to result in a material adverse change in the Assets, the Cable Business, the operations, condition (financial or otherwise) or results of operations of the Systems, taken as a whole and (ii) material change in accounting principles or practices with respect to the

Systems or revaluation by IPWT, IPSE or RMG, as the case may be, of the Assets for financial reporting, property tax or other purposes. From December 31, 1998 to the date of this Agreement, the Cable Business has been conducted only in the usual, regular and ordinary course, except as disclosed on Schedule 5.13 and except where the failure to conduct business in such manner would not have a material adverse effect on the Assets, the Cable Business, the operations, condition (financial or otherwise) or results of operations of the Systems taken as a whole or on the ability of IPWT to perform its obligations under this Agreement.

      5.14. Litigation. Except as set forth on Schedule 5.14: (a) there is no Litigation pending or, to IPWT's Knowledge, threatened against IPWT, IPSE, RMG or any of their Affiliates which, if adversely determined, would (i) materially and adversely affect the financial condition or operations of the Cable Business, any of the Systems, the Assets, RMG or the ability of IPWT to perform its obligations under this Agreement or (ii) result in the modification, revocation, termination, suspension or other limitation of any of the Systems Franchises, Systems Licenses, or Systems Contracts; and (b) there is not in existence any Judgment requiring IPWT, IPSE, RMG or any of their Affiliates to take any action of any kind with respect to the Assets, the operation of any of the Systems or, with respect to RMG, the operation of RMG's business, or to which IPWT or IPSE (with respect to the Systems) or RMG (with respect to its property and assets), any of the Systems or the Assets are subject or by which they are bound or affected, that has not been fully complied with by IPWT, IPSE or RMG, as the case may be.

      5.15. Taxes.

            5.15.1. Each of IPWT and IPSE has duly and timely filed in correct form all federal, state, local and foreign Tax returns and other Tax reports required to be filed by it, and has timely paid all Taxes which have become due and payable, whether or not so shown on any such return or report, the failure of which to be filed or paid could affect or result in the imposition of a Lien upon the Assets or create any transferee or other liability upon Charter, except such amounts as are being contested diligently and in good faith and are not in the aggregate material. Except as set forth on Schedule 5.15.1, neither IPWT nor IPSE has received any notice of, nor does IPWT have any Knowledge of, any deficiency, assessment or audit, or proposed deficiency, assessment or audit from any taxing Governmental Authority which could affect, or result in the imposition of a Lien upon, any of the Assets or transferee or other liability upon Charter.

            5.15.2. RMG has timely filed all federal, state, local and foreign Tax returns and other Tax reports required to be filed by it through the date hereof and shall timely file all Tax returns and Tax reports required to be filed at or before the Closing. Except as set forth on Schedule 5.15.2, such reports and returns are and will be true, correct and complete in all material respects and RMG has paid and discharged all Taxes due from it, other than such taxes that are being contested in good faith by appropriate proceedings and are adequately reserved as shown on its unaudited balance sheet dated December 31, 1998. Neither the Internal Revenue Service (the "IRS") nor any other taxing authority or agency, domestic or foreign, is now asserting by notice to IPWT or RMG or, to the knowledge of IPWT, threatening to assert against RMG, any deficiency or material claim for additional Taxes. Moreover, neither IPWT nor RMG has knowledge of any facts on the basis of which taxing authorities could assert deficiencies or claims described in the preceding sentence. RMG has withheld or collected and paid over to the appropriate taxing authorities or is properly holding for such payment all Taxes required by law to be withheld or collected. RMG does not have any liability for the Taxes of any person pursuant to Section 1.1502-6 of the Treasury Regulations promulgated under the Code or comparable provisions of any taxing authority in respect of a consolidated or combined Tax Return, except with respect to an entity which has merged or dissolved into RMG. There are no material Liens for Taxes upon the assets of RMG other than Liens for current Taxes not yet due and payable and

Liens for Taxes set forth on Schedule 5.15.2 that are being contested in good faith by appropriate proceedings.

            5.15.3. Except as set forth on Schedule 5.15.3, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or which include or are treated as including, RMG.

            5.15.4. Except as set forth on Schedule 5.15.4, RMG is not involved in or subject to any joint venture, partnership or other arrangement or contract which is treated as a partnership for federal, state, local or foreign income tax purposes (a "Tax Partnership").

            5.15.5. All material elections with respect to Taxes affecting RMG as of the date hereof are set forth in Schedule 5.15.5. No consent to the application of section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by RMG.

            5.15.6. Except as set forth on Schedule 5.15.6, there are no tax sharing agreements or similar arrangements with respect to or involving RMG.

            5.15.7. Except as set forth in Schedule 5.15.7, RMG was not included or includable in any consolidated or unitary Tax return or report, other than Tax returns or reports that included only RMG and entities which have since merged or dissolved into RMG.

            5.15.8. RMG has not agreed to and is not required to make any material adjustment under section 481(a) of the Code.

            5.15.9. RMG has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a non-deductible expense to such company pursuant to Section 280G of the Code or an excise Tax to the recipient of such payment pursuant to Section 4999 of the Code.

      5.16. Employment Matters.

            5.16.1. Each of IPWT, IPSE and RMG has complied in all material respects with all applicable Legal Requirements relating to the employment of labor, including the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss. 2101, et seq. ("WARN"), continuation coverage requirements with respect to group health plans and those relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity, age, sex, race and disability discrimination, immigration control and the payment and withholding of Taxes.

            5.16.2. There are no Liens against the Assets under Section 412(n) of the Code or Sections 302(f) or 4068 of ERISA. At the Closing, Charter and its ERISA Affiliates will have no obligation to contribute to, or any liability in respect of, (i) any employee benefit plan within the meaning of Section 3(3) of ERISA, or (ii) any similar employment, severance or other arrangement or policy (whether written or oral) providing for insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, fringe benefits or retirement benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits, sponsored or maintained by IPWT, IPSE, RMG or any of their ERISA Affiliates, or to which IPWT, IPSE, RMG or any of their ERISA Affiliates was obligated to contribute. Neither IPWT, IPSE nor RMG will, in connection with the transactions contemplated by this Agreement, cease to provide any group health plan coverage to its employees in a manner which would cause Charter or any of its ERISA Affiliates to be deemed a successor employer of IPWT, IPSE or RMG, as the case may be, within the meaning of Proposed Treasury Regulations Section 54.4980B-9 Q&A8(c). With respect to any multi- employer plan within the meaning of Section 3(37) of ERISA, or any plan subject to Title IV of ERISA, to which IPWT, IPSE, RMG or any of their ERISA Affiliates is or ever was obligated to contribute, (a) there has been no material "reportable event" described in Sections 4043(c)(1), (2), (3),
(5), (6), (7), (10), or (13) of ERISA, (b) no "accumulated funding deficiency" (as defined in Section 302 of ERISA) or "withdrawal liability" (as determined under Section 4201 et seq. of ERISA) has occurred, exists or is continuing with respect to any such plan other than a multi- employer plan (as defined in Section 3(37) of ERISA), or, to the Knowledge of IPWT, IPSE, RMG or any of their ERISA Affiliates, with respect to any such plan which is a multi-employer plan (as defined in Section 3(37) of ERISA), (c) no such plan has been terminated other than in accordance with ERISA or at a time when such plan was not sufficiently funded, and (d) there has been no (i) withdrawal by IPWT, IPSE, RMG or any of their ERISA Affiliates that is a substantial employer from a single-employer plan and that has two or more contributing sponsors at least two of whom are not under common control, as referred to in Section 4063(b) of ERISA, or (ii) cessation by IPWT, IPSE, RMG or any of their ERISA Affiliates of operations at a facility causing more than twenty percent (20%) of plan participants to be separated from employment, as referred to in Section 4062(e) of ERISA. With respect to any plan maintained, sponsored by, or contributed to by IPWT, IPSE or RMG, as the case may be, which is intended to comply with the provisions of Section 401(k) of the Code, and from which any similar plan maintained or sponsored by Charter or any of its ERISA Affiliates accepts a plan-to-plan transfer under Section 7.3.3, (I) such plan has received a favorable determination letter from Internal Revenue Service, and none of IPWT, IPSE, RMG nor any of their ERISA Affiliates has any Knowledge of any fact which could adversely affect the qualified status of such plan, and (II) such plan has been administered and maintained in material compliance with ERISA, the Code and all other applicable laws.

            5.16.3. Except as set forth on Schedule 5.16, there are no collective bargaining agreements applicable to any Person employed by IPWT or IPSE, as the case may be, that renders services in connection with the Systems, or to any Person employed by RMG, and neither IPWT, IPSE nor RMG has a duty to bargain with any labor organization with respect to any such Person. Except as set forth on Schedule 5.16, there are not pending any unfair labor practice charges against IPWT, IPSE or RMG, any demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by IPWT or IPSE that renders services in connection with the Systems or with respect to any Person employed by RMG. Except as described on Schedule 5.16, neither IPWT or IPSE, with respect to any employee of the Systems, nor RMG, with respect to any of employees of RMG, has employment agreements, either written or oral, with any such employee and none of the employment agreements listed on Schedule 5.16 requires IPWT, IPSE or RMG, or will require Charter or any Affiliate of Charter, to employ any Person after the Closing.

            5.16.4. With respect to RMG and RMG Plans (as defined below):

                  (a) Except as is disclosed on Schedule 5.16, (i) neither RMG nor any of its ERISA Affiliates maintains or sponsors (or ever maintained or sponsored), or makes or is required to make contributions to, any RMG Plans,
(ii) none of the RMG Plans is or was a "multi-employer plan," as defined in
Section 3(37) of ERISA, (iii) none of the RMG Plans is or was a "defined benefit pension plan" within the meaning of Section 3(35) of ERISA, (iv) none of the RMG Plans provides or provided post-retirement medical or health benefits (except as required by Section 4980B of the Code or similar Laws), (v) none of the RMG Plans is or was a "welfare benefit fund," as defined in Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code, and (vi) neither RMG nor any RMG ERISA Affiliate has announced or otherwise made any commitment to create or amend any RMG Plan. There is no RMG Plan which RMG will not be able to terminate immediately after the Closing in accordance with its terms and ERISA. RMG has delivered to Charter true and complete copies of: (i) each of the RMG Plans and any related funding agreements thereto (including insurance contracts) including all amendments, (ii) the currently effective Summary Plan Description pertaining to each of the RMG Plans, (iii) the most recent annual report for each of the RMG Plans (including all relevant schedules), and (iv) the most recent Internal Revenue Service determination letter for each RMG Plan which is intended to constitute a qualified RMG Plan under Section 401 of the Code, (v) the most recently filed PBGC Form 1, if applicable, (vi) for each funded RMG Plan, financial statements consisting of (A) the consolidated statement of assets and liabilities of such RMG Plan as of its most recent valuation date, and (B) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such RMG Plan for the most recently-ended plan year, which such financial statements shall fairly present the financial condition and the results of operations of such RMG Plan in accordance with GAAP as of such dates, and (vii) each amendment to each of the foregoing documents.

                  (b) Neither RMG nor any RMG ERISA Affiliate is subject to any liability, tax or penalty whatsoever to any person or agency whomsoever as a result of engaging in a prohibited transaction under ERISA or the Code, and neither RMG nor any RMG ERISA Affiliate has any knowledge of any circumstances which reasonably might result in any liability, tax or penalty, including, but not limited to, a penalty under Section 502 of ERISA, as a result of a breach of any duty under ERISA or under other laws. There has been no failure of any RMG Plan which is required to comply with the provisions of Sections 4980B and 4980C of the Code, or with the requirements referred to in Section 4980D(a) of the Code, to comply. No event has occurred which could subject any RMG Plan to tax under Section 511 of the Code.

                  (c) Each of the RMG Plans which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service. There has been no failure to administer any of the RMG Plans in material compliance with the terms of such RMG Plan, ERISA, the Code and all other applicable laws. All contributions required to be made to each of the RMG Plans under the terms of that RMG Plan, ERISA, the Code or any other applicable laws have been timely made. The financial statements of RMG attached hereto as Schedule 5.12 properly reflect all amounts required to be accrued as liabilities to date under each of the RMG Plans. Each RMG Plan intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements. Except as set forth on Schedule 5.16, there is no contract, agreement or benefit arrangement covering any employee of RMG which, individually or collectively, could give rise to the payment of any amount which would constitute an "excess parachute payment" (as defined in Section 280G of the Code). Except as set forth on Schedule 5.16, the execution and performance of this Agreement will not (i) result in any obligation or liability (with respect to accrued benefits or otherwise) of RMG to any RMG Plan, or any present or former employee of RMG or IPWT, (ii) be a trigger event under any RMG Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any present or former employee, officer, director, shareholder, contractor, or consultant, or any of their dependents, or (iii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, director, shareholder, contractor, or consultant of RMG or IPWT. With respect to any insurance policy which provides, or has provided, funding for benefits under any RMG Plan, (I) there is and will be no liability of RMG or Charter in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or actual or contingent liability as of the Closing Date, nor would there be any such liability if such insurance policy were terminated as of the Closing Date, and (II) no insurance company issuing any such policy is in receivership, conservatorship, bankruptcy, liquidation, or similar proceeding, and, to the knowledge of the RMG, no such proceedings with respect to any insurer are imminent.

                  (d) The present value of all accrued benefits under any RMG Plans subject to Title IV of ERISA shall not, as of the Closing Date, exceed the value of the assets of such RMG Plans allocated to such accrued benefits, based upon the applicable provisions of the Code and ERISA, and each such RMG Plan shall be capable of being terminated as of the Closing Date in a "standard termination" under Section 4041(b) of ERISA. The transactions contemplated hereunder, including without limitation the termination of any RMG Plans at or prior to the Closing, shall not result in any such withdrawal or other liability under any applicable laws.

                  (e) Other than routine claims for benefits under the RMG Plans, there are no pending, or, to the best knowledge of RMG, threatened, investigations, proceedings, claims, lawsuits, disputes, actions, audits or controversies involving the RMG Plans, or the fiduciaries, administrators, or trustees of any of the RMG Plans or RMG or any RMG ERISA Affiliate as the employer or sponsor under any RMG Plan, with any of the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation, any participant in or beneficiary of any RMG Plan or any other person whomsoever. To the Knowledge of RMG, there is no reasonable basis for any such claim, lawsuit, dispute, action or controversy.

                  For purposes of this Section 5.16.4, the term "RMG Plans" shall mean (i) all "employee benefit plans" (as such term is defined in Section 3(3) of ERISA, of which RMG or any ERISA Affiliate of RMG (an "RMG ERISA Affiliate") is or ever was a sponsor or participating employer or as to which RMG or any RMG ERISA Affiliate makes contributions or is required to make contributions, and (ii) any similar employment, severance or other arrangement or policy of RMG or of any RMG ERISA Affiliate providing for insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits.

      5.17. Systems Information.

            5.17.1. Schedules 5.17.1-A and 5.17.1-B set forth a materially true and accurate description, on a System-by-System basis, of the following information relating to the IPWT Systems, the Kingsport System and the RMG Systems, respectively, as of December 31, 1998:

                  (a) the approximate number of aerial and underground miles of plant included in the Assets and served by each headend;

                  (b) the approximate number of single family homes and residential multiple dwelling units passed by each System;

                  (c) the MHZ capacity and channel capacity of each headend; and

                  (d) the number of subscribers served by each System and a description of the calculation methodology used by IPWT, IPSE or RMG, as the case may be, to calculate such subscribers.

            5.17.2. Schedules 5.17.2-A and 5.17.2-B set forth a materially true and accurate description of the following information relating to the IPWT Systems, the Kingsport System and the RMG Systems, respectively, as of the date of this Agreement:

                  (a) a description of the Basic Services, the Expanded Basic Services, Pay TV and a la carte services available from each System, and the rates charged by IPWT, IPSE or RMG, as the case may be, therefor, including all rates, tariffs and other charges for cable television or other services provided by each System;

                  (b) the stations and signals carried by each System and the channel position of each such signal and station; and

                  (c) the cities, towns, villages, boroughs and counties served by each System.

            5.17.3. Each System is capable of providing all channels, stations and signals reflected as being carried on such System on Schedules 5.17.1-A and 5.17.1-B.

      5.18. Taxpayer Identification Number. The U.S. Taxpayer Identification Number for IPWT is 94-3113517.

      5.19. Finder and Brokers. Neither IPWT, IPSE nor RMG has entered into any Contract with any person which will result in the obligation of Charter to pay any finder's fees, brokerage or agent's commissions or other like payments (collectively, "Agent's Fees") in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

      5.20. Related Party Transactions. Set forth on Schedule 5.20 hereto, are the Contracts, agreements, arrangements or understandings between IPWT, IPSE, RMG and any of their Affiliates and between IPWT, IPSE, RMG and any AT&T Affiliates; provided, however, with respect to IPWT, such Contracts, agreements, arrangements or understandings are set forth only to the extent included in or related to the Assets.

      5.21. Representations and Warranties of RMG in IP-I/Charter Exchange Agreement. The representations and warranties made by RMG in the IP-I/Charter Exchange Agreement (as defined in the Common Agreement) are true, complete and accurate in all respects. This Section 5.21 shall not survive the "Closing" under the IP-I/Charter Exchange Agreement.

      6. CHARTER'S REPRESENTATIONS AND WARRANTIES. Charter represents and warrants to IPWT as of the date of this Agreement and as of the Closing as follows:

      6.1. Organization and Qualification of Charter. Charter is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Charter has all requisite power and authority to own, lease and use the assets owned, leased or used by it and to conduct its business as it is currently being conducted by it. As of the date of this Agreement, Charter is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the ownership, leasing or use of the assets owned, leased or used by it or the nature of its activities in connection with its business makes such qualification necessary.

      6.2. Authority and Validity. Charter has all requisite corporate power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents. The execution and delivery by Charter of, its performance under, and its consummation of the transactions contemplated by, this Agreement and the Transaction Documents have been duly and validly authorized by all action by or on behalf of Charter. This Agreement has been, and when executed and delivered by Charter the Transaction Documents will be, duly and validly executed and delivered by Charter and the valid and binding obligations of Charter, enforceable against it in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies.

      6.3. No Conflict; Required Consents. Except as set forth on Schedule 6.3, and assuming any consents referenced on Schedule 5.3 have been obtained and the expiration or earlier termination of the waiting period under the HSR Act has occurred, the execution and delivery by Charter of, its performance under, and its consummation of the transactions contemplated by, this Agreement and the Transaction Documents do not and will not: (a) conflict with or violate any provision of the organizational documents of Charter; (b) violate any provision of any Legal Requirement; (c) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person; or (d) (i) conflict with, violate, result in a breach of or constitute a default under (without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Charter under, or (iv) result in the creation or imposition of any Lien under any instrument or other agreement to which Charter is a party or by which Charter or any of its assets is bound or affected, except for purposes of clauses (c) and (d) such consents, approvals, authorizations and filings that, if not obtained or made, would not, and such violations, conflicts, breaches, defaults, terminations, suspensions, modifications and accelerations as would not, individually or in the aggregate, have an adverse effect on its ability to perform its obligations under this Agreement or the Transaction Documents.

      6.4. Finder and Brokers. Charter has not entered into any Contract with any person which will result in the obligation of IPWT to pay any Agent's Fees in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

      6.5. Litigation. Except as set forth on Schedule 6.5, there is no Litigation pending or, to Charter's Knowledge, threatened against Charter or any Affiliate of Charter which, if adversely determined, would materially and adversely affect the ability of Charter to perform its obligations under this Agreement.

      6.6. Qualification. Charter knows of no facts which would disqualify it from holding the Shares under any Legal Requirement.

      6.7. Securities Law Matters. Charter understands and acknowledges that none of the Shares has been registered or qualified under the federal or applicable state securities laws and the Shares are being sold to and purchased by Charter in reliance upon applicable exemptions from such registration and qualification requirements. Charter is an "accredited investor" within the meaning of the federal securities laws and acknowledges it has been furnished with or afforded access to, and has had the opportunity to ask questions and receive answers concerning, all information pertaining to the Shares. The Shares are being acquired by Charter for investment only and not with a view to any public distribution thereof. Charter understands that the Shares are "restricted securities" within the meaning of the federal securities laws and agrees that it will not offer to sell or otherwise dispose of any of the Shares in violation of the registration and qualification requirements of the federal and applicable state securities laws. All certificates to be delivered at Closing evidencing ownership of the Shares will contain appropriate legends incorporating these applicable securities laws restrictions.

      6.8. Taxpayer Identification Number. The U.S. Taxpayer Identification Number for Charter is 43-1659860.

      7. ADDITIONAL COVENANTS.

      7.1. Access to Premises and Records. Between the date of this Agreement and the Closing Date, IPWT (a) will, and will cause IPSE and RMG to, give Charter and its counsel, accountants and other representatives reasonable access during normal business hours and upon reasonable advance notice to (i) all premises and books and records of the Cable Business, (ii) all Assets and the personnel engaged in the management or operation of the Systems and (iii) all other books and records of RMG; and (b) will, and will cause RMG to, furnish to Charter and such representatives all such documents, financial information and other information regarding the Cable Business, the Assets and RMG as Charter from time to time reasonably may request; provided that no investigation will affect or limit the scope of any of the representations, warranties, covenants and indemnities of the other in this Agreement or in any Transaction Document or limit liability for any breach of any of the foregoing.

      7.2. Continuity and Maintenance of Operations, Certain Deliveries and Notice. Except as set forth on Schedule 7.2(a) or in the 1999 operating budgets set forth on Schedule 7.2(b) or as Charter may otherwise consent in writing, between the date of this Agreement and the Closing, IPWT with respect to the Cable Business, the Systems and the Assets:

            7.2.1. will, and will cause IPSE and RMG to, conduct the Cable Business in good faith and operate the Systems only in the usual, regular and ordinary course (including making routine capital expenditures and operating substantially in accordance with the 1999 capital and operating budgets with respect to each such System (copies of which are set forth on Schedule 7.2(b)), completing ongoing and planned line extensions, placing conduit or cable in new developments, fulfilling installation requests, completing disconnection work orders and disconnecting and discontinuing service to customers whose accounts are delinquent) and, to the extent consistent with such conduct and operation, use its commercially reasonable efforts to (a) preserve its current business intact in all material respects, including preserving existing relationships with franchising authorities, suppliers, customers and others having business dealings with the Systems, (b) keep available the services of its employees and agents providing services in connection with the Cable Business, (c) continue budgeted marketing, advertising and promotional expenditures with respect to the Cable

Business, (d) enter into written agreements with respect to all multiple dwelling unit and bulk billed accounts having greater than 200 individual units, and (e) operate the Cable Business in material compliance with all Legal Requirements;

            7.2.2. will, and will cause IPSE and RMG to, maintain the Assets in good operating repair, order and condition, ordinary wear and tear excepted; will, and will cause IPSE and RMG to, maintain equipment and inventory for the Systems at normal historical levels consistent with its past practices (as adjusted to account for abnormally high inventory levels related to periodic rebuild activity); will, and will cause IPSE and RMG to, maintain in full force and effect policies of insurance with respect to the Cable Business in such amounts and with respect to such risks as are currently in effect for the Systems; and will, and will cause IPSE and RMG to, maintain its books, records and accounts with respect to the Assets and the operation of the Systems in the usual, regular and ordinary manner on a basis consistent with its past practices;

            7.2.3. will not, and will cause IPSE and RMG not to, outside the ordinary course of business or to the extent inconsistent with past practice or the 1999 operating budget included in Schedule 7.2(b), (a) modify, terminate, renew, suspend or abrogate any System Contract (other than retransmission consent System Contracts, System Contracts evidencing Leased Property or Other Real Property Interests and lease agreements for Tangible Personal Property) or, with respect to RMG, any other material Contract; (b) modify, terminate, renew, suspend or abrogate any retransmission consent System Contract, System Franchise, System Contract evidencing Leased Property or Other Real Property Interests, lease agreements for Tangible Personal Property or System License except for renewals (other than renewals of System Franchises) on terms that are not materially different from those which currently exist and renewals of System Franchises as otherwise required or permitted under this Agreement; (c) engage in any marketing, subscriber installation, collection or disconnection practices; (d) make any Cost of Service Election; (e) other than as set forth on
Schedule 7.2(a), enter into any agreement with or commitment to any competitive access provider and/or local exchange company or any internet access or on-line services provider with respect to the use or lease of any of the Assets; (f) sell, transfer or assign any portion of the Assets other than sales in the ordinary course of business or permit the creation of a Lien (other than Permitted Liens) on any of the Assets; (g) decrease the rate charged for any level of Basic Services, Expanded Basic Services or any Pay TV or, except as expressly permitted by Schedule 7.2(a), add, delete, retier or repackage any analog programming services, in each case except to the extent required under the 1992 Cable Act or any other Legal Requirement; provided, however, that if rates are decreased in order to so comply, IPWT will provide Charter with copies of any FCC forms (even if not filed with any Governmental Authority) used to determine that the new rates were required; (h) convert any of the Systems to any billing system or otherwise change billing arrangements for any of the Systems; (i) with respect to IPWT or IPSE, enter into any Contract of any kind relating to the Cable Business to be assumed by Charter hereunder or, with respect to RMG, enter into any Contract of any kind that individually or in the aggregate call for payments pursuant to such Contract's terms or otherwise involving expenditures in excess of one hundred thousand dollars ($100,000) (with respect to IPWT or IPSE) or twenty-five thousand dollars ($25,000) (with respect to RMG), except for the renewal of Contracts that would, but for such renewal, terminate in accordance with their terms prior to Closing; (j) except pursuant to or required by plans, agreements or arrangements already in effect on the date hereof, make any material increase in compensation or benefits payable or to become payable to employees or make any material change in personnel policies; (k) take any action with respect to the grant or increase of severance or termination pay payable after the Closing Date; (l) with respect to IPWT or IPSE, engage in any material transaction with respect to the Cable Business or, with respect to RMG, engage in any material transaction; or (m) agree to do any of the foregoing; provided, however, that no provision of this
Section 7.2.3 shall be interpreted to prohibit or restrict in any way RMG's right, in its full and absolute discretion, to take whatever actions it deems appropriate with respect to the interests it holds in AVR of Tennessee, L.P. and Hyperion of Tennessee, L.P. provided such actions do not expand RMG's liability beyond that which is set forth in that certain Purchase Agreement between RMG and Hyperion Telecommunications, Inc. dated as of February 11, 1999, a copy of which has been delivered to Charter;

            7.2.4. will, and will cause IPSE and RMG to, promptly deliver to Charter (i) true and complete copies of all monthly statements of income and such other information with respect to the Systems or the operation of the Cable Business in a format consistent with the form of report attached hereto as
Schedule 7.2(c) for the period from January 1, 1999, through the Closing, and if the Closing occurs as of the end of a month, as soon as practicable after Closing and (ii) such financial information reasonably requested by Charter;

            7.2.5. will, and will cause IPSE and RMG to, give or cause to be given to Charter, as soon as reasonably possible but in any event within five
(5) Business Days after the date of submission to the appropriate Governmental Authority, copies of all FCC Forms 1200, 1205, 1210, 1215, 1220, 1225, 1235 and
1240 or any other FCC forms required to be filed with any Governmental Authority under the 1992 Cable Act with respect to rates and prepared with respect to any of the Systems;

            7.2.6. will, and will cause IPSE and RMG to, duly and timely file a valid notice of renewal under Section 626 of the Cable Act with the appropriate Governmental Authority with respect to any System Franchise that will expire within thirty-six (36) months after any date between the date of the Agreement and the Closing Date;

            7.2.7. will, and will cause IPSE and RMG to, promptly notify Charter of any fact, circumstance, event or action by it or otherwise (a) which, if known at the date of this Agreement, would have been required to be disclosed by it in or pursuant to this Agreement or (b) the existence, occurrence or taking of which would result in the condition of IPWT in Section 8.2.1 (with respect to the representations and warranties of Charter) or the condition of Charter in
Section 8.1.1 (with respect to the representations and warranties of IPWT) not being satisfied at any time prior to or on the Closing, and, with respect to clause (b), use its commercially reasonable efforts to remedy the same and to satisfy such condition to the other Party's obligation to consummate the transactions contemplated by this Agreement;

            7.2.8. will, and will cause IPSE and RMG to, use its commercially reasonable efforts to challenge and contest any Litigation brought against or otherwise involving IPWT, IPSE or RMG that could result in the imposition of Legal Requirements that could cause the conditions to the Closing not to be satisfied; and

            7.2.9. will, and will cause IPSE and RMG to, cause its appropriate Affiliates to be bound by and comply with the provisions of this Section 7.2 to the extent such Affiliates own, operate or manage any of the Assets or Systems.

      7.3. Employees.

            7.3.1. Except as set forth in this Section 7.3.1, Charter may, but shall have no obligation to (i) in the case of IPWT, employ or offer employment to any employee of IPWT's Cable Business and (ii) in the case of RMG, cause RMG to retain any employee. Within thirty (30) days after the date of execution of this Agreement, IPWT shall, and shall cause RMG to, provide to Charter a list of all employees of the Systems and any other employees of RMG (other than those related to the Brentwood Systems) (collectively the "System Employees") as of a recent date, showing the original hire date, the then-current positions and rates of compensation and whether the employee is subject to an employment agreement, a collective bargaining agreement or represented by a labor organization. Within sixty (60) days after the date of execution of this Agreement (but in no event less than thirty (30) days after receipt of such list), or such other date as the Parties may agree, Charter will provide to IPWT in writing a list of the System Employees Charter or its Affiliates will employ following the Closing, subject only to the evaluations permitted by this Section. IPWT agrees, and shall cause its appropriate Affiliates, to cooperate in all reasonable respects with Charter to allow Charter or its Affiliates to evaluate the System Employees to make hiring decisions. In this regard, Charter shall have the opportunity to make such appropriate prehire investigation of each of the System Employees, as it deems necessary, including, subject to obtaining the consent of such System Employee, the right to review personnel files and conduct background checks and the right to interview such employees during normal working hours so long as such interviews are conducted after notice to IPWT, IPSE or RMG, as appropriate, and do not unreasonably interfere with IPWT's, IPSE's or RMG's operations. IPWT will, and will cause IPSE and RMG to, use its good faith efforts to obtain the consent of each of its System Employees to allow Charter to review personnel files and to conduct background checks in connection with the foregoing. Charter or its Affiliates may, if it wishes, condition any offer of employment upon the employee's passing a pre-placement physical examination (including drug screening test) and the completion of a satisfactory background check. Charter shall bear the expense of such examination but IPWT shall, and shall cause IPSE and RMG to, upon reasonable notice, cooperate in the scheduling of such examinations so long as the examinations do not unreasonably interfere with IPWT's, IPSE's or RMG's operations. RMG shall terminate, as of the Closing Date, any RMG employee which Charter (or, with respect to the Brentwood Systems, IP-I or its Affiliates) has determined not to retain. As of the Closing Date, Charter shall have no obligation to IPWT, IPSE or RMG or their Affiliates, or to IPWT's, IPSE's or RMG's employees, with regard to any employee it has determined not to hire or retain, as the case may be, and IPWT and IPSE shall indemnify and hold Charter and RMG harmless (pursuant to the Common Agreement) with respect to any Losses incurred by RMG, Charter or its Affiliates with respect to employees terminated pursuant to the preceding sentence. Notwithstanding any of the foregoing, Charter agrees not to solicit for employment, without the written consent of IPWT, IPSE or RMG, as appropriate, any employee of IPWT, IPSE or RMG whose position is System manager or higher.

            7.3.2. To the extent not included in the calculation of the Base Value or the Adjusted Value in accordance with the terms of the Common Agreement, IPWT will, and will cause IPSE and RMG to, pay to all of their respective Systems Employees all compensation, including salaries, commissions, bonuses, deferred compensation, severance (to the extent applicable), insurance, vacation (except for accrued vacation time (not to exceed four weeks) and sick time (not to exceed ten (10) days) included in the calculation of the Adjusted Value, and other compensation or benefits to which they are entitled for periods prior to the Closing, including all amounts, if any, payable on account of the termination of their employment.

            7.3.3. IPWT or its appropriate Affiliates, will be responsible for maintenance and distribution of benefits accrued under any employee benefit plan (as defined in ERISA) maintained by

IPWT, IPSE, RMG, or its appropriate Affiliate, pursuant to the provisions of such plan and any Legal Requirements. Charter will not assume any obligation or liability for any such accrued benefits or any fiduciary or administrative responsibility to account for or dispose of any such accrued benefits under any employee benefit plans maintained by IPWT, IPSE, RMG or any of their Affiliates. In the event that IPWT determines that the transactions contemplated by this Agreement will not permit a distribution to be made to a Hired Employee (as defined below) from IPWT's or IPSE's tax qualified plan in accordance with
Section 401(k)(10) of the Code then Charter may accept a plan-to-plan transfer of Hired Employees' plan benefits to its own tax qualified plan. If there is no plan-to-plan transfer, in order to permit IPWT or IPSE or their appropriate Affiliates to make distributions to any former System Employee of IPWT or IPSE who becomes a Hired Employee of Charter of the balance of such employee's 401(k) account in IPWT's or IPSE's or their Affiliate's tax qualified plan, if any, as soon as legally permitted, Charter shall notify IPWT of the date of termination of such employee's employment with Charter for any reason.

            7.3.4. To the extent not included in the calculation of the Base Value or the Adjusted Value in accordance with the terms of the Common Agreement, all claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other employee benefit plans of IPWT, RMG or any of their Affiliates or arising under any Legal Requirement affecting employees of IPWT, RMG or any of their Affiliates incurred on or before the Closing Date or resulting from or arising from events or occurrences occurring or commencing on or before the Closing Date will remain the responsibility of IPWT or its appropriate Affiliate (other than RMG), whether or not such employees are hired by Charter as of or after the Closing. Charter will not have or assume any obligation or liability under or in connection with any such plan of IPWT, RMG or any Affiliate of IPWT or RMG, as appropriate.

            7.3.5. To the extent not included in the calculation of the Base Value or the Adjusted Value in accordance with the terms of the Common Agreement, IPWT and IPSE will remain solely responsible for all indemnities in the Common Agreement, and all salaries and all severance, vacation (except for accrued vacation time and sick time included in the calculation of the Adjusted Value), medical, holiday, continuation coverage and other compensation or benefits to which the employees of IPWT, IPSE, RMG or their Affiliates may be entitled, whether or not such employees may be hired by Charter, IP-I or any Affiliate of Charter, as a result of their employment by IPWT, IPSE or RMG, or any Affiliate of IPWT, IPSE or RMG, as appropriate, on or prior to the Closing Date, the termination of their employment on or prior to the Closing Date, the consummation of the transactions contemplated hereby or pursuant to any applicable Legal Requirement or otherwise relating to their employment prior to the Closing Date. Any liability under WARN with regard to any employee terminated on or prior to the Closing Date, or not hired by Charter or retained by RMG on or after the Closing Date, shall, as a matter of contract between the parties, be the responsibility of IPWT, IPSE or their Affiliates (other than RMG) to the extent not included in the calculation of the Base Value or the Adjusted Value in accordance with the terms of the Common Agreement,. Charter and its Affiliates shall cooperate with IPWT, IPSE, RMG and their Affiliates, if requested, in the giving of WARN notices.

            7.3.6. Notwithstanding anything to the contrary herein, Charter shall (or, following the Closing, shall cause RMG to):

                  (a) credit each System Employee who is offered on or prior to the Closing employment by Charter and becomes an employee of Charter after the Closing Date or who remains a System Employee of RMG after the Closing Date (a "Hired Employee") the amount of vacation time (to a maximum of four (4) weeks) and sick time (to a maximum of ten (10) days) accrued by him or her as a System Employee of IPWT, RMG or IPSE, as appropriate, through and including the Closing Date to the extent the Adjusted Value is decreased pursuant to Section 2.2(c) of the Common Agreement in the case of System Employees who become employees of Charter or its Affiliates or RMG; provided, however, that if any Hired Employee has accrued vacation time and/or sick time in excess of four (4) weeks or ten
(10) days, respectively, then IPWT shall pay to such employee the amount of such excess and neither Charter nor RMG shall assume any liability or obligation in respect of such excess;

                  (b) permit each Hired Employee to participate in Charter's employee benefit plans to the same extent as similarly situated employees of Charter and their dependents are permitted to participate;

                  (c) give each Hired Employee credit for such employee's past service with IPWT, IPSE or RMG, as appropriate, and their Affiliates as of the Closing Date (including past service with any prior owner or operator of the Systems or the Cable Business) for purposes of eligibility and vesting under Charter's employee benefit and other plans to the same extent as other similarly situated employees of Charter;

                  (d) not subject any Hired Employee to any waiting periods or limitations on benefits for pre-existing conditions under Charter's employee benefit plans, including any group health and disability plans, except to the extent such employees were subject to such limitations under the employee benefit plans of IPWT, IPSE, RMG or any of their Affiliates; and

                  (e) credit each Hired Employee under any group health plan for any deductible amount previously met by such Hired Employee as of the Closing Date under any of the group health plans of IPWT, IPSE, RMG or any of their Affiliates.

            7.3.7. If Charter or RMG discharges any Hired Employee without cause within one hundred twenty (120) days after Closing, then Charter shall pay severance benefits to such Hired Employee in accordance with IPWT's, IPSE's or RMG's severance benefit plan, as the case may be. For purposes of this Section 7.3.7, "cause" shall have the meaning set forth in Charter's employment policies, procedures or agreements applicable to Charter's employees who are situated similarly to the discharged Hired Employee.

            7.3.8. If IPWT, IPSE or RMG has, or acquires, a duty to bargain with any labor organization, then IPWT will, and will cause IPSE or RMG to, as appropriate, (i) give prompt written notice of such development to Charter, including notice of the date and place of any negotiating sessions as they are planned or contemplated and permit Charter to have a representative present at all negotiating sessions with such labor organization and at all meetings preparatory thereto (including making Charter's representative a representative of IPWT's, IPSE's or RMG's delegation if required by the labor organization) and
(ii) not, without Charter's written consent, enter into any Contract with such labor organization that purports to bind Charter, including any successor clause or other clause which would have this purpose or effect. IPWT acknowledges and agrees that Charter has not agreed to be bound, and will not be bound, without an explicit assumption of such liability or responsibility by

Charter, by any provision of any collective bargaining agreement or similar Contract with any labor organization to which IPWT, IPSE, RMG or any of their Affiliates are or may become bound.

            7.3.9. Nothing in this Section 7.3 or elsewhere in this Agreement shall be deemed to make any employee of the Systems a third party beneficiary of this Agreement.

            7.3.10. Notwithstanding any other provision of this Agreement, in respect of wages paid with respect to the 1999 calendar year to employees of IPWT or IPSE who after the Closing become employees of Charter, the Parties agree to comply, and to cause their respective Affiliates to comply, with the alternative procedure set forth in Section 5 of Revenue Procedure 96-60 and shall cooperate, and shall cause their respective affiliates to cooperate, with each other in complying with such procedures.

      7.4. Leased Vehicles; IPWT Other Capital Leases. To the extent not included in the calculation of the Base Value or the Adjusted Value in accordance with the terms of the Common Agreement, except for leases described in Schedule 4.1(b), IPWT or IPSE will pay the remaining balances on any leases for vehicles or capital leases included in the Tangible Personal Property and will deliver title to such vehicles and other Tangible Personal Property to Charter at the Closing, free and clear of all Liens. At the Closing, RMG will have good and marketable title to its vehicles and Tangible Personal Property, free and clear of all Liens.

      7.5. Required Consents; Franchise Renewal.

            7.5.1. Each Party will use its commercially reasonable efforts to
(i) obtain in writing as promptly as possible and at its expense, all of the Required Consents and any other consent, authorization or approval required to be obtained by such Party or its Affiliates in connection with the transactions contemplated by this Agreement, and deliver to the other Party copies of such Required Consents and such other consents, authorizations or approvals promptly after they are obtained by such Party and (ii) give any required written notice in connection with the transactions; provided, that each Party will afford the other Party the opportunity to review, approve and revise the form of letter or application proposed to request the Required Consent or form of written notice prior to delivery to the Third Party or the Affiliate of a Party whose consent is sought or to whom such notification is required. All documents delivered or filed with any Governmental Authority or any Person by or on behalf of such Party pursuant to this Section 7.5.1, when so delivered or filed, will be correct, current and complete in all material respects. Each Party will cooperate with the other Party to obtain all Required Consents and no Party shall intentionally take any action or steps that would prejudice or jeopardize the obtaining of any Required Consent. IPWT will, and will cause IPSE and RMG to, not accept or agree or accede to any modifications or amendments to, or the imposition of any condition to the transfer of, any of the System Franchises, System Licenses or System Contracts of the Cable Business that are not acceptable to Charter. Notwithstanding the foregoing, as soon as practicable after the date of this Agreement (and in no event more than fifteen (15) Business Days hereafter), each Party will cooperate with the other to complete, execute and deliver, or cause to be completed, executed and delivered, to the appropriate Governmental Authority, a FCC Form 394 with respect to each System Franchise other than any such Governmental Authority that the Parties have agreed will not initially receive FCC Form 394; provided, that if either Party subsequently requests that FCC Form 394 be completed, executed and delivered to any appropriate Governmental Authority that did not initially receive a FCC Form 394 for any System Franchise, then the Parties will cooperate to complete, execute and deliver a FCC Form 394 to such Governmental Authority as soon as practicable but in any event within fifteen (15) Business Days after a Party has made such request. Without the prior consent of the other Party, neither Party shall agree with any Governmental Authority to extend or to toll the time limits applicable to such Governmental Authority's consideration of any FCC Form 394 filed with such Governmental Authority.

            7.5.2. Each Party will use commercially reasonable efforts to obtain and cooperate with the other Party to obtain a renewal or extension of any System Franchise (for a period expiring no earlier than three years after the Closing Date) for which a valid notice of renewal pursuant to the formal renewal procedures established by Section 626 of the Cable Act has not been timely delivered to the appropriate Governmental Authority and no written confirmation has been received from such Governmental Authority that the procedures established by Section 626 nonetheless will be applicable with respect to the renewal or extension of such System Franchise.

            7.5.3. Notwithstanding the provisions of Section 7.5.1, no Party will have any further obligation to obtain Required Consents: (a) with respect to license agreements relating to pole attachments where the licensing authority will not consent to an assignment of such license agreement but requires that Charter enter into a new agreement with such licensing authority, in which case Charter shall use its commercially reasonable efforts to enter into such agreement prior to Closing or as soon as practicable thereafter and IPWT will cooperate with and assist Charter in obtaining such agreements; (b) for any business radio license or any private operational fixed service (POFS) microwave license which IPWT reasonably expects can be obtained within one hundred twenty
(120) days after the Closing and so long as a conditional temporary authorization (for a business radio license) or a special temporary authorization (for a POFS license) is obtained by Charter under FCC rules with respect thereto; (c) with respect to Contracts evidencing Leased Property, if, with the consent of Charter, IPWT obtains and makes operational prior to Closing substitute Leased Property that is reasonably satisfactory to Charter; (d) with respect to Contracts evidencing leased Tangible Personal Property that is material to the Cable Business, if, with the consent of Charter, IPWT obtains and makes operational prior to Closing substitute Tangible Personal Property that is reasonably satisfactory to Charter; and (e) with respect to Contracts which are not identified with an asterisk (*) on Schedule
5.3 or 6.3, respectively, if IPWT uses its commercially reasonable efforts to obtain the Required Consent of the other party to such Contract but fails to obtain such consent on or prior to Closing.

            7.5.4. If and to the extent that IPWT and Charter, or either of them, fails to obtain all Required Consents identified with an asterisk (*) on
Schedule 5.3 or 6.3 (except IPWT Required Consents for the transfer of Systems Franchises which shall be governed by Section 7.5.5) on or prior to the Closing (whether or not Charter or IPWT shall have waived satisfaction of the condition to Closing set forth in Section 8.1.5 or Section 8.2.5, respectively), subsequent to the Closing, IPWT with respect to the Systems and Assets will continue to use commercially reasonable efforts to obtain in writing as promptly as possible such Required Consents and will deliver copies of the same, reasonably satisfactory in form and substance, to Charter. The obligations set forth in this Section will survive the Closing and will not be merged in the consummation of the transactions contemplated hereby.

            7.5.5. If less than all of the Required Consents for the transfer of Systems Franchises are obtained as of the Closing Date, then subject to the conditions set forth in Section 4.1(c) of the Common Agreement, the following will occur:

                  (a) The Parties shall negotiate in good faith to reach agreement on one or more operating agreements pursuant to which Charter will operate any IPWT Assets located in the franchise area for the System Franchise for which a Required Consent has not been obtained ("Retained Franchise") and will receive the economic benefits of such operation to the extent not prohibited under the terms thereof, or other compensation as may be agreed upon, which operating agreements shall also contain any required signal sharing arrangements that the Parties, each acting in good faith, may determine to be necessary (the "Operating Agreements").

                  (b) At the Closing, IPWT shall transfer, convey and assign (the "Primary Transfer") the Shares and all of the IPWT System Assets other than any Retained Franchises.

                  (c) Following the Closing of the Primary Transfer, the parties will continue to use commercially reasonable efforts to obtain on an expedited basis the Required Consents for all Retained Franchises. The Operating Agreements will contain mutually acceptable terms regarding the post-Closing exchange or transfer (a "Subsequent Transfer") of the Retained Franchises after the receipt or failure to receive the Required Consents applicable to such Retained Franchises.

                  (d) All references in this Agreement to the Closing and the Closing Date will mean the Closing and Closing Date of the Primary Transfer except as specifically provided otherwise in this Section 7.5.5(d). Without limiting the foregoing, all representations and warranties (except as to those Required Consents that have not been obtained) made in connection with the Retained Franchises will be made as of the Closing Date rather than the date of the Subsequent Transfer, the other covenants in Article 7 will not apply to the Retained Franchises following the Closing Date, and the Survival Period applicable under Article 11 for all such representations, warranties and covenants will accrue from the Closing Date; provided, that the parties will negotiate in good faith to include appropriate covenants in the Operating Agreements that will apply to the Retained

Franchises following Closing. The closing conditions in Article 8 will not apply to any Retained Franchise transfer; provided, that the parties will negotiate in good faith to include appropriate conditions to the later transfer of the Retained Franchises in the Operating Agreements. Notwithstanding the foregoing, the adjustments provided for in Article 3 will be made as of the Closing Date for the Retained Franchises.

                  (e) If the provisions of this Section 7.5.5 become operative, the parties agree to use commercially reasonable efforts and act in good faith in taking such actions and negotiating such additional provisions or other agreements, including amendments to this Agreement, as may be necessary or appropriate to carry out the intent of this Section 7.5.5, including keeping franchise transfers effective.

      7.6. Title Commitments and Surveys. Charter will have the option to obtain, at its own expense, (i) commitments of title insurance ("Title Commitments") issued by a nationally recognized title insurance company selected by Charter (the "Title Company") and containing policy limits and other terms reasonably acceptable to Charter, and photocopies of all recorded items described as exceptions therein committing to insure (a) fee title in Charter to each parcel of Owned Property and (b) a leasehold interest in Charter in each parcel of Leased Property that is the site of a System headend or tower, by American Land Title Association ("ALTA") (1992) owner's or lessee's policies of title insurance, and (ii) current ALTA as-built surveys (in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by ALTA and the American Congress on Surveying and Mapping in 1992) of each such parcel of Owned Property or Leased Property with monuments placed at all major corners of the property boundary unless already marked and showing the location and identification by recorded instrument number of all easements or rights-of-way burdening or benefiting the property in question and all other documents and matters referenced as exceptions on the Title Commitment, the location of all apparent easements and rights-of-way, flood zone designation, setback lines, if applicable, the location of all substantial visible improvements on such property and the location of all adjoining streets and indication of access to a public way such as curb cuts and driveways, in such form as is reasonably satisfactory to Charter and as is necessary to obtain the title insurance to be issued pursuant to the Title Commitments with the standard printed exceptions relating to survey matters deleted (the "Surveys"), certified to the parties and the Title Company issuing a Title Commitment. If Charter notifies IPWT within twenty (20) days of this Agreement or, if later, of its receipt of both the Title Commitments and the Surveys of any Lien (other than a Permitted Lien) or other matter affecting title to Owned Property or Leased Property which renders (or presents a material risk of rendering) title to any parcel of Owned Property not good and marketable or prevents or materially interferes with (or presents a material risk of preventing or interfering with) the use of any parcel of Owned Property or Leased Property for the purposes for which it is currently used or intended to be used by IPWT (each a "Title Defect"), IPWT will exercise commercially reasonable efforts to remove or, with the consent of Charter, cause the Title Company to commit to insure over, each such Title Defect prior to the Closing.

      7.7. HSR Notification. As soon as practicable after the execution of this Agreement, but in any event no later than thirty (30) days after such execution, Charter and IPWT will each complete and file, or cause to be completed and filed at its own cost and expense, any notification and report required to be filed under the HSR Act with respect to the transactions contemplated by this Agreement and each such filing shall request early termination of the waiting period imposed by the HSR Act. The Parties shall use their respective commercially reasonable efforts to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters. The Parties shall use their respective commercially reasonable efforts to overcome any objections which may be raised by the FTC, the Antitrust Division or any other Governmental Authority having jurisdiction over antitrust matters. Each Party will cooperate to prevent inconsistencies between their respective filings and between their respective responses to all such inquiries and responses, and will furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the HSR Act. Notwithstanding the foregoing, no Party shall be required to make any significant change in the operations or activities of the business (or any material assets employed therein) of such Party or any of its Affiliates, if a Party determines in good faith that such change would be materially adverse to the operations or activities of the business (or any material assets employed therein) of such Party or any of its Affiliates having significant assets, net worth or revenue.

      7.8. Sales and Transfer Taxes. All sales, use or excise Taxes arising from or payable by reason of the transfer of any of the Assets ("Transfer Taxes") will be shared equally by IPWT and Charter. All transfer and similar taxes or assessments, including transfer fees and similar assessments for or under System Franchises, System Licenses and System Contracts, arising from or payable by reason of the conveyance of the Assets and the Shares also will be shared equally by IPWT and Charter. Tax Returns required to be filed in respect of Transfer Taxes ("Transfer Tax Returns") shall be prepared and filed by the Party that has the primary responsibility under applicable law for filing such Transfer Tax Returns. If neither Party has primary responsibility for filing a Transfer Tax Return, then Charter shall be responsible for preparing and filing any such Transfer Tax Return.

      7.9. Programming. Charter will execute and deliver such documents and take such action as may be reasonably requested by IPWT to enable IPWT, IPSE and RMG to comply with the requirements of their programming agreements with respect to divestitures and acquisitions of cable television systems; provided, however, that neither Charter nor, following the Closing, RMG, will be required to provide specific programming or channels or to assume any liability with respect to or in connection with the programming agreements of IPWT, IPSE or any of their Affiliates, except to the extent included on Schedule 4.1(b).

      7.10. Updated Schedules.

            (a) Schedule and exhibit references contained in this Agreement are for convenience only and any matter disclosed pursuant to one section, subsection or other provision of this Agreement, are deemed disclosed for all purposes of this Agreement, as long as the disclosure with respect to such matter provides a truthful, accurate and adequate description of all relevant aspects of such matter.

            (b) Not less than ten (10) Business Days prior to Closing, IPWT will deliver to Charter revised copies of each of its Schedules, except for Schedule
5.16 as it relates to matters addressed in Sections 5.16.1 and 5.16.2 (regardless of whether the original Schedule is as of a certain date) which shall have been updated and marked to show any changes occurring between the date of this Agreement and the date of delivery; provided, however, that such updates are for informational purposes only, and for purposes of determining whether IPWT's representations, warranties and covenants in this Agreement are true and correct at Closing, all references to the Schedules will mean the version of the Schedules attached to this Agreement on the date of signing. Notwithstanding the foregoing, if the effect of any such updates to Schedules is to disclose any one or more additional properties, privileges, rights, interests or claims, in each case acquired after the date of this Agreement ("New Properties") as Assets that would have been (if owned on the date of this Agreement) required by this Agreement to have been disclosed by IPWT in its original Schedules or that were acquired by IPWT, IPSE or RMG after the date of this Agreement in breach of this Agreement, then Charter, at or before Closing, will have the right (to be exercised by written notice to IPWT) to cause any one or more of such New Properties to be designated as and deemed to constitute Excluded Assets of IPWT or IPSE for all purposes under this Agreement. If such right is not exercised by Charter and if Charter waives the applicable condition to Closing provided in Section 8.1.1 or 8.1.2, Charter shall be deemed to have accepted such new disclosure with respect to such New Properties and it shall be deemed incorporated by reference into the Schedules. Notwithstanding anything to the contrary contained in this Agreement, and except as set forth in the preceding sentence with respect to New Properties, the waiver of any condition to Closing by a Party who has knowledge of a breach by the other Party will not be deemed a waiver of any rights and remedies with respect to such breach under this Agreement or the Common Agreement.

      7.11. Use of Name and Logo. For a period of one hundred eighty (180) days after the Closing, Charter will be entitled to use the trademarks, trade names, service marks, service names, logos and similar proprietary rights of IPWT or IPSE to the extent incorporated in or on the Assets transferred to it at the Closing on a royalty-free basis, provided that Charter will exercise commercially reasonable efforts to remove all such names, marks, logos and similar proprietary rights of the transferor (except to the extent otherwise permitted by IPWT or IPSE) from the Assets as soon as reasonably practicable, and in any event within one hundred eighty (180) days, following the Closing. Notwithstanding the foregoing, nothing in this Section will require Charter to remove or discontinue using any such name or mark that is affixed to converters or other items in or to be used in customer homes or properties, or as are used in a similar fashion making such removal or discontinuation impracticable.

      7.12. Transitional Billing Services. IPWT will provide Charter, upon written request delivered a reasonable amount of time in advance and to the extent reasonably practicable, access to and the right to use its billing system computers, software and related fixed assets in connection with the Systems for a period of up to one hundred fifty (150) days following the Closing to allow for conversion of existing billing arrangements, including billing and related arrangements regarding internet access services being provided to customers of a System on the Closing Date ("Transitional Billing Services"). Charter will notify IPWT at least thirty (30) days prior to the Closing as to whether it desires Transitional Billing Services from IPWT. All Transitional Billing Services, if any, that are requested by Charter will be provided on terms and conditions reasonably satisfactory to each Party; provided, however, that the amount to be paid by Charter for such Transitional Billing Services will not exceed the out-of-pocket cost to IPWT of providing such Transitional Billing Services. IPWT will notify Charter of the cost to IPWT of providing such Transitional Billing Services within ten (10) Business Days after receiving Charter's notice requesting the provision of such Transitional Billing Services.

      7.13. Confidentiality and Publicity.

            7.13.1. Prior to the Closing, each Party will keep confidential any non-public information that such Party may obtain from the other in connection with this Agreement, and following the Closing, each Party will keep confidential any non-public information that such Party may obtain from the other in connection with this Agreement unrelated to the Cable Business, Systems and Shares transferred by IPWT pursuant to this Agreement as well as any non-public information in the possession of Charter related to the Cable Business, Systems and Shares transferred by IPWT to Charter pursuant to this Agreement (any such information that a Party is required to keep confidential pursuant to this sentence shall be referred to as "Confidential Information"). Charter will not disclose, and will cause its employees, consultants, advisors and agents not to disclose, any Confidential Information to any other Person (other than its directors, officers and employees and representatives of its advisers and lenders whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby) or use, and will cause its controlled Affiliates, directors, officers, employees, consultants, advisors and agents not to use, such Confidential Information to the detriment of the other; provided that (i) Charter may use and disclose any such Confidential Information once it has been publicly disclosed (other than by Charter in breach of its obligations under this Section) or which rightfully has come into the possession of Charter (other than from IPWT, IPSE or RMG and other than from another Person in violation of any duty or obligation of confidentiality) and
(ii) to the extent that Charter may, in the reasonable opinion of its counsel, be compelled by Legal Requirements to disclose any of such Confidential Information, Charter may disclose such Confidential Information if it will have used all reasonable efforts, and will have afforded the other the opportunity, to obtain an appropriate protective order or other satisfactory assurance of confidential treatment, for the Confidential Information compelled to be disclosed. In the event of termination of this Agreement, Charter will cause to be delivered to IPWT, IPSE or RMG, and retain no copies of, any documents, work papers and other materials obtained by Charter or on its behalf from the other, whether so obtained before or after the execution hereof.

            7.13.2. No Party will issue any press releases or make any other public announcement concerning this Agreement and the transactions contemplated hereby, except as required by applicable Legal Requirements, without the prior written consent and approval of the other Party, which consent and approval may not be unreasonably withheld.

            7.13.3. Each Party expressly agrees that, in addition to any other right or remedy the other may have, such other Party may seek and obtain specific performance of the covenants and agreements set forth in or made pursuant to this Section 7.13 and temporary and permanent injunctive relief to prevent any breach or violation thereof, and that no bond or other security may be required from such other parties in connection therewith.

      7.14. Bulk Transfer. Each Party waives compliance by each other Party with Legal Requirements relating to bulk transfers applicable to the transactions contemplated hereby.

      7.15. Lien Searches. IPWT will obtain, at its expense, the results of a lien search conducted by a professional search company of records in the offices of the secretaries of state in each state and county clerks in each county where there exist any Owned Property or Tangible Personal Property, and in the state and county where IPWT's, IPSE's or RMG's principal offices are located, including copies of all financing statements or similar notices or filings (and any continuation statements) discovered by such search company.

      7.16. Further Assurances. At or after the Closing, each Party at the request of the other Party, will promptly execute and deliver, or cause to be executed and delivered, to the other Party all such documents and instruments, in addition to those otherwise required by this Agreement, in form and substance reasonably satisfactory to the other Party as the other Party may reasonably request in order to carry out or evidence the terms of this Agreement or to collect any accounts receivable or other claims included in the Assets.

      7.17. Post-Closing Cooperation as to Rates.

            7.17.1. IPWT will use commercially reasonable efforts to cooperate with and assist Charter by providing, upon reasonable request, all information in IPWT's possession (and not previously made available to Charter) relating directly to the rates set forth on Schedule 5.17.2 or on any of FCC Forms 1200, 1205, 1210, 1220, 1225, 1235 or 1240 or any other FCC Form, that Charter may reasonably require to justify such rates in response to any inquiry, order or requirements of any Governmental Authority.

            7.17.2. Prior to Closing, IPWT shall not, and shall cause IPSE and RMG not to, settle or permit to be settled any rate proceeding with respect to the Systems without the consent of Charter, which consent will not be unreasonably withheld or delayed, unless the proposed settlement includes injunctive or other relief that adversely affects the Assets or its ability to operate such Systems substantially in the manner in which they are operated on the date of this Agreement (other than changing the rates in question), in which case consent may be withheld or delayed in Charter's sole discretion.

            7.17.3. After the Closing, IPWT will be responsible for and follow to conclusion any rate order of any Governmental Authority or proceeding with respect to rates of any of the IPWT Systems charged by it immediately prior to the Closing; provided, however, that IPWT shall not: (i) agree to any forward-looking rate adjustment; (ii) submit any refund plan to a Governmental Authority that would impact any rates charged or impose financial liability on Charter after the Closing; or (iii) appeal or take any other action with regard to such proceeding that would impact any rates charged or impose financial liability on Charter after the Closing, in any case without obtaining the prior written consent of Charter, which consent shall not be unreasonably withheld. Each Party will cooperate with and assist the other by providing, upon reasonable request, all information in its possession (and not previously made available to the requesting Party) that the requesting Party may reasonably require to justify rates in response to any inquiry, order or requirements of any Governmental Authority.

            7.17.4. If, following Closing any System is required pursuant to any Legal Requirement, settlement or otherwise to refund to subscribers any payments, in whole or in part, made by such subscribers prior to Closing, including fees for cable television service, equipment charges, late fees and similar payments, then at the election of Charter and upon IPWT's prior written consent, which consent shall not be unreasonably withheld: (i) IPWT must fulfill such refund obligation through a one-time cash payment to subscribers, in which case IPWT shall provide funds for such payment to Charter, Charter shall cooperate with IPWT or implement and administer such refund payment through Charter's billing system, and IPWT shall reimburse Charter for all reasonable expenses incurred by Charter in connection therewith; (ii) Charter may fulfill such refund obligation through a cash payment, credit or in-kind or other form of consideration, at its discretion and subject to any required approval by a Governmental Authority, and IPWT shall reimburse Charter in the amount of any payment or in the amount of the cost to Charter of any credit or in-kind or other form of consideration and all reasonable expenses incurred by Charter in connection therewith. Without limiting the foregoing,

Charter will provide IPWT with all information in Charter's possession that is reasonably required by IPWT in connection with such reimbursement.

            7.17.5. If Charter is permitted following Closing to pass through to subscribers of the Systems, the amount of any "franchise fees on franchise fees" paid by IPWT, IPSE or RMG to the appropriate local franchising authority with respect to the period prior to Closing, Charter agrees that it will collect for the benefit of IPWT such amounts specified no later than the Six-Month Date as paid by IPWT, IPSE or RMG and, except as specified below, will promptly remit such amounts to IPWT; provided, however, that if a local franchising authority challenges such collection or orders Charter to refund such fees to subscribers, then Charter shall not remit the fees to IPWT but shall hold such fees in escrow and the parties will cooperate reasonably and in good faith to challenge such local franchising authority action. Upon the final resolution of such local franchising authority action, the escrowed fees shall be released from escrow and, to the extent not refunded to subscribers, paid over to IPWT. IPWT agrees to provide Charter with such documentation as necessary to demonstrate its payment of the "franchise fees on franchise fees" and to enable Charter to collect the pass through amounts from subscribers.

      7.18. Distant Broadcast Signals. Unless otherwise restricted or prohibited by any Governmental Authority, applicable Legal Requirements or Contract, IPWT will, and will cause IPSE and RMG to, if requested by Charter, delete prior to the Closing any distant broadcast signals which Charter determines will result in unacceptable liability on the part of Charter for copyright payments with respect to continued carriage of such signals after the Closing; provided, however, that IPWT may refuse to honor such a request if such deletion could reasonably be expected to delay or otherwise jeopardize its ability to complete the transactions contemplated herein.

      7.19. Environmental Assessment.

            7.19.1. IPWT acknowledges and agrees, subject to any enforceable restrictions placed thereon by a Third Party owner or lessor of any real property involved, that Charter may commission, at Charter's cost and expense, a so-called "Phase I" environmental site assessment of the Assets or other property of RMG (a "Phase I Assessment"). If the Phase I Assessment or any other information known to IPWT (including information disclosed in connection with the negotiation of this Agreement or described in the Schedules hereto) indicates that a so-called "Phase II" assessment or other additional testing or analysis of the Assets or other property of RMG as Charter may deem appropriate (a "Phase II Assessment") is advisable, then, subject to any enforceable restrictions placed thereon by a Third Party owner or lessor of any real property involved, Charter may elect to cause its agents or representatives to conduct such testing and analysis. IPWT will use its commercially reasonable efforts to comply with any reasonable request for information made by Charter or its agents in connection with any such investigation, but in no event will IPWT be required under this Section 7.19.1 to disclose any materials constituting attorney-client privileged communications. IPWT covenants that any response to any such request for information will be complete and correct in all material respects. IPWT will afford Charter and its agents or representatives access to all operations of IPWT, and will cause IPSE and RMG to afford Charter and its agents or representatives access to all operations of IPSE and RMG, at all reasonable times and in a reasonable manner in connection with any such investigation subject to any reasonably required approval of IPWT's, IPSE's or RMG's landlords, as appropriate, which approval IPWT will, and will cause IPSE and RMG to, use its commercially reasonable efforts to obtain. Should Charter commission such an investigation, such investigation will have no effect upon the representations and warranties made by IPWT to Charter under this Agreement except that if any Phase I Assessment or Phase II Assessment uncovers an environmental condition which then comprises a breach of IPWT's representations or warranties herein and such breach is capable of being cured, IPWT shall be deemed not to have breached such representation or warranty if IPWT cures such breach in accordance with the provisions of this Agreement. In the event this Agreement is terminated or fails to close in accordance with its terms, Charter agrees to repair any damage or disturbance it causes to the Owned Property or Leased Property (or, in the case of RMG, other property of RMG) in the course of such investigative activities by returning such Owned Property or Leased Property (or, in the case of RMG, other property of RMG) to approximately the same condition as existed prior to such investigative activities. Charter shall indemnify, protect, defend and hold IPWT, IPSE, RMG and the Assets (or, in the case of RMG, other property of RMG) free and harmless from and against any and all claims, actions, causes of action, suits, proceedings, costs, expenses (including reasonable attorneys' and consultants' fees and costs), liabilities, damages, and liens of any type arising directly out of any act or omission of Charter or any of Charter's representatives on or about the Owned Property or Leased Property (or, in the case of RMG, other property of RMG) in the course of such investigative activities. However, neither of the two preceding sentences shall be interpreted to impose any obligation upon Charter with respect to Hazardous Substances present at, on, in, under or about, or any conditions existing on, the Owned Property or Leased Property (or, in the case of RMG, other property of RMG) at the time of such investigative activities, except to the extent of Charter's negligence or willful misconduct causes a release of such Hazardous Substances or otherwise exacerbates any such condition in a manner that leads to liability under any Environmental Law.

            7.19.2. All information collected and generated as a result of the environmental due diligence authorized by Section 7.19.1 will be subject to the terms and conditions of Section 7.13 of this Agreement. Charter shall provide to IPWT copies of all draft and final reports, assessments and other information composed or compiled by Charter's environmental consultants within five (5) Business Days after Charter's receipt of copies thereof.

      7.20. Year 2000 Matters.

            7.20.1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                  (a) "Computer and Other Systems" means any level of hardware or software, equipment and cable plant, or environmental and security systems and other facilities used in connection with the Cable Business which are date dependent or which process date data, including any firmware, embedded systems, application programs, user interfaces, files and databases, and which might be adversely affected by any date-related issue or calculation prior to, during or after January 1, 2000, including any problem related to a leap year.

                  (b) "Year 2000 High-Level Inventory, Assessment and Remediation Decisions" means the subject entity's documentation of its Year 2000 inventory, assessment and remediation decisions performed in accordance with its Year 2000 Plan, consisting of (i) database reports identifying each category of items inventoried at the subject entity's cable Systems and specifying as appropriate the manufacturer or vendor and release, version or model number of each item listed, (ii) risk or critically assessments, (iii) determination and execution of evaluation approaches with respect to Year 2000 Readiness, (iv) determination of Year 2000 Readiness based on evaluation approaches employed, and (v) decisions regarding disposition alternatives (i.e., do nothing, repair, replace or retire). All such reports have been reviewed at appropriate levels within the subject entity's organization in accordance with the entity's Year 2000 Plan. Year 2000 High-Level Inventory, Assessment and Remediation Decisions for IPWT, IPSE and RMG are attached hereto as Schedules 7.20.1(b)-A, 7.20.1(b)-B and 7.20.1(b)-C, respectively.

                  (c) "Year 2000 Plan" means the plans adopted in accordance with IPWT's, IPSE's or RMG's Year 2000 Remediation Program to make Year 2000 Ready by a date no later than August 31, 1999, all of IPWT's, IPSE's or RMG's respective Computer and Other Systems having a significant impact on IPWT's, IPSE's or RMG's respective business. Such Year 2000 Plan will include scope of methodologies and timelines (including objective milestones) for inventory, assessment, remediation and/or replacement, and testing or evaluation of Third Party Testing, as applicable, of its Computer and Other Systems having a significant impact on the Party's business. IPWT's, IPSE's and RMG's Year 2000 Plans are attached hereto as Schedule 7.20.1(c)-A, 7.20.1(c)-B and 7.20.1(c)-C, respectively.

                  (d) "Year 2000 Ready" or "Year 2000 Readiness" means that the referenced component, system, software, equipment or other item is designed or has been modified to be used prior to, during and after the calendar year 2000 A.D., and that such item will operate at all levels, including microcode, firmware, application programs, user interfaces, files and databases, during each such time period without error or interruption relating to, or the product of, date-related issues or calculations, including date data which represents or references different centuries or more than one century or leap year.

                  (e) "Year 2000 Remediation Program" means an enterprise wide program to make Year 2000 Ready all Computer and Other Systems having a significant impact on IPWT's, IPSE's or RMG's business, as the case may be. Such Year 2000 Remediation Program must be conducted by Persons with experience in issues related to Year 2000 Readiness and such Persons must have organized an enterprise wide program management office which reports to, or an enterprise wide program management structure with oversight by, executive level management and the board of directors (or committee thereof or other governing body of such entity).

            7.20.2. Acknowledgments. The Parties acknowledge the following:

                  (a) IPWT, IPSE, RMG and certain of their Affiliates have established a Year 2000 Remediation Program.

                  (b) Charter has reviewed and approved the Year 2000 Plan and Year 2000 High-Level Inventory, Assessment and Remediation Decisions for each of IPWT, IPSE and RMG.

                  (c) Charter acknowledges and agrees with IPWT's, IPSE's and RMG's preliminary decision to rely on testing of cable plant and related equipment to be performed by certain cable industry technical and trade associations, certain critical vendors or other cable operators ("Third Party Testing"). IPWT, IPSE and RMG will continue to review the progress of such Third Party Testing plans and results as they become available. Each of IPWT, IPSE and RMG has developed test methodologies as part of its Year 2000 Plan to address implementation of additional testing should IPWT, IPSE and/or RMG and Charter mutually consider such additional testing to be necessary or prudent.

                  (d) IPWT makes no representation, warranty or guarantee that its or RMG's Computer and Other Systems will be Year 2000 Ready at the Closing Date or thereafter.

            7.20.3. Covenants. Notwithstanding any other provision set forth in this Agreement, the Parties agree as follows:

                  (a) Through the Closing Date, IPWT will, and will cause IPSE and RMG to, exercise prudent and reasonable care and diligence to take such actions with respect to the Cable Business when and as required by its approved Year 2000 Plan.

                  (b) Through the Closing Date, IPWT will, and will cause IPSE and RMG to, cooperate with Charter with respect to the nature and results of its activities relating to its Year 2000 Plan. Such cooperation shall include providing Charter with any non-confidential information possessed by IPWT or one of its Affiliates and reasonably requested by Charter regarding the Year 2000 Readiness of any material component of IPWT's, IPSE's or RMG's Computer and Other Systems having a significant impact on IPWT's, IPSE's or RMG's business.

                  (c) IPWT shall, and shall cause IPSE and RMG to, deliver to Charter on or before July 31, 1999, and again on August 31, 1999 (if Closing has not occurred prior to such date), a statement, certified by an authorized officer of IPWT, IPSE or RMG, as appropriate, who is responsible for implementation of its Year 2000 Plan, setting forth in reasonable detail that as of such date all of the milestones contained in its Year 2000 Plan to be completed as of such date have been fully completed (or if not, indicating which such milestones have not been completed and describing the efforts required to complete the same).

                  (d) From the date hereof through the Closing Date, Charter shall have the opportunity to conduct due diligence regarding the Year 2000 Readiness of IPWT's, IPSE's and RMG's Computer and Other Systems having a significant impact on IPWT's, IPSE's or RMG's business, as the case may be, in accordance with this Section 7.20.3(d). Charter may conduct a review of the Year 2000 Ready assessment activities with respect to the Computer and Other Systems having a significant impact on IPWT's, IPSE's or RMG's business, as the case may be, including inspecting individual headend and office sites and reviewing existing reports, correspondence and related material regarding the Year 2000 Readiness of the Computer and Other Systems having a significant impact on IPWT's, IPSE's or RMG's business, as the case may be. Charter shall conduct no more than three
(3) visits to any site of IPWT, IPSE and RMG, and no single site visit shall exceed three (3) Business Days. Charter shall give at least five (5) Business Days written notice prior to any visit to any System facilities and, if Charter intends during such visit to perform testing at a headend, office or other site of IPWT, IPSE or RMG, Charter also must provide a description of the scope of work regarding such testing. If IPWT, IPSE or RMG does not notify Charter in writing of IPWT's, IPSE's or RMG's objection to such proposed site visit and/or testing within three (3) Business Days after receipt of such notice, IPWT, IPSE or RMG, as appropriate, shall be deemed to have consented to the proposed site visit and any described testing. IPWT shall, and shall cause IPSE and RMG to, not unreasonably object to Charter's request to perform testing. A representative of IPWT, IPSE or RMG, as appropriate, shall be present at all times during any such visit and testing. All activities of Charter regarding its Year 2000 due diligence shall be conducted to minimize any inconvenience or interruption of the normal use and enjoyment of the Cable Business and Computer and Other Systems.

      7.21. Satisfaction of Conditions. Each Party will use its commercially reasonable efforts to satisfy, or to cause to be satisfied, the conditions to the obligations of the other Party to consummate the transactions contemplated by this Agreement, as set forth in Article 8.

      7.22. Offers. IPWT (and its directors, officers, employees, representatives and agents) shall not (and shall cause IPSE and RMG not to), directly or indirectly, (i) offer the Assets, the Cable Business or the Shares for sale, (ii) solicit, encourage or entertain offers for such Assets, the Cable Business or the Shares, (iii) initiate negotiations or discussions for the sale of such Assets, the Cable Business or the Shares or (iv) make information about such Assets, the Cable Business or the Shares available to any Third Party in connection with the possible sale of such Assets, the Cable Business or the Shares prior to the Closing Date or the date this Agreement is terminated in accordance with its terms.

      7.23. Retention of Books and Records. At or prior to the Closing, each Party shall make arrangements reasonably satisfactory to the other Party to deliver all such Party's Books and Records not located at any of the offices included in its Owned Property or Leased Property. Following the Closing, each Party shall give access to the other Party, its counsel, accountants and other authorized representatives during normal business hours to such Party's materials, books, records and documents which relate to the operations of such Party's Cable Business prior to the Closing Date as may be reasonably necessary in connection with any legitimate purpose (including the preparation of tax reports and returns and the preparation of financial statements). Such access will be subject to reasonable advance written notice, will be conducted in a manner that is not disruptive of such Party's business, and will be subject to any other reasonable limitations imposed by such Party. The requesting Party shall have the right to make copies of such materials at its own expense. If either Party proposes to destroy or otherwise dispose of any of its materials, books, records or documents that related to the operations of its Cable Business prior to the Closing Date, it will give no less than thirty (30) days' advance written notice to the other Party so as to permit such other Party to exercise its rights under this Section 7.23.

      7.24. Taxes. IPWT and Charter shall reasonably cooperate in connection with the preparation and filing of any Tax Return for which the other is responsible for preparing and filing with respect to the Systems. Charter shall prepare, and timely file, after obtaining the consent of IPWT

(which shall have at least ten (10) business days for review), any RMG Tax Return for any period, or portion thereof, which includes, but does not end on, the Closing Date.

      7.25. Compliance with Covenants of RMG in IP-I/Charter Exchange Agreement; Access to Information; Information; No Waivers or Amendments without Consent. IPWT shall cause RMG to comply with and satisfy all covenants of RMG set forth in the IP-I/Charter Exchange Agreement which are required to be performed by RMG prior to the Closing of the transactions contemplated by this Agreement. IPWT shall cause RMG to provide to Charter any and all information and documents (or access thereto) provided to RMG by IP-I or Brenmor (each as defined in the Common Agreement) pursuant to the IP-I/Charter Exchange Agreement. IPWT shall cause RMG not to agree to amend the IP-I/Charter Exchange Agreement (nor to waive any rights pursuant thereto) without the consent of Charter, which consent may be withheld in Charter's sole discretion.

      8. CONDITIONS PRECEDENT.

      8.1. Conditions to Charter's Obligations. The obligations of Charter to consummate the transactions contemplated by this Agreement will be subject to the satisfaction, at or before the Closing, of the following conditions, one or more of which may be waived by Charter:

            8.1.1. Accuracy of Representations and Warranties. The representations and warranties of IPWT in this Agreement and in the Transaction Documents, without giving effect to any materiality qualifications contained therein, are true, complete and accurate on and as of the date hereof and at and as of the Closing with the same effect as if made at and as of the Closing, except to the extent that all misstatements, omissions and inaccuracies, in the aggregate, do not have a material adverse effect on RMG, the Assets, the Cable Business, the operations, condition (financial or otherwise) or results of operations of the Systems taken as a whole, or on the ability of IPWT to perform its obligations under this Agreement.

            8.1.2. Performance of Agreements. IPWT shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement and in any Transaction Document to be performed and complied with by it at or before the Closing.

            8.1.3. Deliveries. IPWT shall have delivered the items and documents required to be delivered by it pursuant to this Agreement, including those required to be delivered to Charter under Section 9.2.

            8.1.4. Legal Proceedings. No Legal Requirement of any Governmental Authority (including any temporary Legal Requirement) shall be in effect which would prevent or make illegal the consummation of any of the transactions contemplated by this Agreement or any Transaction Document.

            8.1.5. Consents.

                  (a) Except as otherwise provided in Section 7.5.5, Required Consents related to all Systems Franchises shall have been obtained in form and substance reasonably satisfactory to Charter, or the consent of the appropriate Governmental Authority shall be deemed to have been received in accordance with
Section 617 of the Communications Act (47 U.S.C. ss.537).

                  (b) Except as otherwise provided in Section 7.5.3, Charter shall have received evidence, in form and substance reasonably satisfactory to it, that the Required Consents related to the Systems Licenses and the Systems Contracts identified with an asterisk (*) on Schedule 5.3 have been obtained.

            8.1.6. No Material Adverse Changes. There shall not have been any material adverse change in the Assets or the condition (financial or otherwise) or operations of the Cable Business or the Systems, taken as a whole, since December 31, 1998.

            8.1.7. Franchise Renewals. Each Systems Franchise for which (a) a valid notice of renewal pursuant to the formal renewal procedures established by
Section 626 of the Cable Act has not been timely delivered to the appropriate Governmental Authority, and (b) with respect to which the appropriate Governmental Authority has not confirmed in writing that the procedures established by Section 626 nonetheless shall apply to the renewal or extension of such Systems Franchise, shall have been renewed or extended for a period expiring no earlier than three years after the Closing Date.

            8.1.8. Common Agreement and Related Closings.

                  (a) The conditions set forth in Section 4.1 of the Common Agreement shall have been satisfied or waived.

                  (b) The transactions contemplated by the IP Agreements and the Redemption Agreement (each as defined in the Common Agreement) shall have been, or will be, consummated as set forth in Section 4.4 of the Common Agreement, except to the extent such Agreements are not consummated as a result of a breach by Charter or any of its Affiliates of its or their obligation to consummate such transactions.

      8.2. Conditions to Obligations of IPWT. The obligations of IPWT to consummate the transactions contemplated by this Agreement will be subject to the satisfaction, at or before the Closing, of the following conditions, one or more of which may be waived by IPWT:

            8.2.1. Accuracy of Representations and Warranties. The representations and warranties of Charter in this Agreement and in the Transaction Documents, without giving effect to any materiality qualification contained therein, are true, complete and accurate on and as of the date hereof and at and as of the Closing with the same effect as if made at and as of the Closing, except to the extent that all misstatements, omissions and inaccuracies, in the aggregate, do not have a material adverse effect on Charter or on the ability of Charter to perform its obligations under this Agreement.

            8.2.2. Performance of Agreements. Charter shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement and in any Transaction Document to be performed and complied with by it at or before the Closing.

            8.2.3. Deliveries. Charter shall have delivered the items and documents required to be delivered by it pursuant to this Agreement, including those required to be delivered to IPWT under Section 9.3.

            8.2.4. Legal Proceedings. No Legal Requirement of any Governmental Authority (including any temporary Legal Requirement) shall be in effect which would prevent or make illegal the consummation of any of the transactions contemplated by this Agreement or any Transaction Document.

            8.2.5. Common Agreement and Related Closings.

                  (a) The conditions set forth in Section 4.2 of the Common Agreement shall have been satisfied or waived.

                  (b) The transactions contemplated by the IP Agreements and the Redemption Agreement (each as defined in the Common Agreement) shall have been, or will be, consummated as set forth in Section 4.4 of the Common Agreement, except to the extent such Agreements are not consummated as a result of a breach by IPWT or its Affiliates of its or their obligation to consummate such transactions.

      9. THE CLOSING.

      9.1. The Closing; Time and Place. Subject to the terms and conditions of this Agreement, the Closing shall be held in San Francisco, California, or as otherwise agreed, at a place mutually agreed upon by the Parties at 10:00 a.m., local time, on the last calendar day of the calendar month in which the conditions set forth in Article 8 (other than Sections 8.1.3 and 8.2.3) shall have been satisfied or waived (provided that each Party shall have at least ten
(10) days' prior notice of the scheduled Closing Date in order to prepare for the Closing) or at such other place, date and time as may be mutually agreed upon by the Parties (the "Closing Date"). The transactions to be consummated at Closing shall be deemed to have been consummated as of the Closing Time. If the Closing Date is not a Business Day, then the Closing Date shall be the immediately preceding Business Day.

      9.2. IPWT's Delivery Obligations. At the Closing, IPWT will deliver or cause to be delivered to Charter the following:

            9.2.1. Bill of Sale and Assignment and Assumption Agreement. The Bill of Sale and Assignment and Assumption Agreement in the form of Exhibit 9.2.1.

            9.2.2. Deeds. Special warranty deeds in recordable form conveying to Charter each parcel of Owned Property, and assignments of leases and easements in recordable form, with respect to Leased Property and Other Real Property Interests as to which prior assignments into were recorded in the applicable real estate records.

            9.2.3. Lien Releases. Evidence reasonably satisfactory to Charter that all Liens (other than Permitted Liens) affecting or encumbering the Assets have been terminated, released or waived, as appropriate, or original, executed instruments in form reasonably satisfactory to Charter effecting such terminations, releases or waivers.

            9.2.4. Vehicle Titles. Title certificates to all vehicles included among the Assets, endorsed for transfer of title to Charter, and separate bills of sale therefor or other transfer documentation, if required by the laws of the states in which such vehicles are titled.

            9.2.5. Evidence of Authorization Actions. Certified resolutions or other evidence reasonably satisfactory to Charter that IPWT has taken all action necessary to authorize the execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby.

            9.2.6. FIRPTA Certificate. FIRPTA Non-Foreign IPWT Certificate certifying that IPWT is not a foreign person within the meaning of Section 1445 of the Code reasonably satisfactory in form and substance to Charter.

            9.2.7. Officer's Certificate. Charter will have received a certificate executed by an executive officer of IPWT dated the date of the Closing, reasonably satisfactory in form and substance to Charter certifying that the conditions specified in Sections 8.1.1 and 8.1.2 have been satisfied.

            9.2.8. Opinions of Counsel. Opinions of Pillsbury Madison & Sutro LLP, Ross & Hardies and Dow, Lohnes & Albertson PLLC, substantially in the forms attached as Exhibits C.1, C.3 and C.4 to the Common Agreement.

            9.2.9. Stock Certificates. Stock certificates representing the Shares, accompanied by stock powers duly executed in blank or duly executed instruments of transfer, and all other documents necessary to transfer to Charter title to the Shares.

            9.2.10. Other. Such other documents and instruments as may be necessary to effect the intent of this Agreement and to consummate the transactions contemplated hereby.

      9.3. Charter's Delivery Obligations. At the Closing, Charter will deliver or cause to be delivered to IPWT the following:

            9.3.1. Cash Consideration. The Adjusted Value will be paid by Charter to IPWT in accordance with the Common Agreement.

            9.3.2. Bill of Sale and Assignment and Assumption Agreement. The Bill of Sale and Assignment and Assumption Agreement in the form of Exhibit 9.2.1.

            9.3.3. Evidence of Authorization Actions. Certified resolutions of Charter or other evidence reasonably satisfactory to IPWT that Charter has taken all action necessary to authorize the execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby.

            9.3.4. Officer's Certificate. IPWT will have received a certificate executed by an executive officer of Charter dated the date of the Closing, reasonably satisfactory in form and substance to IPWT certifying that the conditions specified in Sections 8.2.1 and 8.2.2 have been satisfied.

            9.3.5. Opinion of Counsel. Opinion of Irell & Manella LLP, substantially in the form of Exhibit C.2 to the Common Agreement

            9.3.6. Other. Such other documents and instruments as may be necessary to effect the intent of this Agreement and to consummate the transactions contemplated hereby.

      10. TERMINATION AND DEFAULT.

      10.1. Termination Events. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

            10.1.1. At any time, by the mutual agreement of Charter and IPWT;

            10.1.2. By either Charter or IPWT at any time, if the other is in material breach or default of any of the other's covenants, agreements or other obligations herein or in any Transaction Document and the defaulting Party has failed to cure such breach within thirty (30) days of its receipt of notice of such breach from another Party;

            10.1.3. By either Charter or IPWT upon written notice to the other, if any of the conditions to its obligations set forth in Sections 8.1 and 8.2, respectively, are not satisfied on or before the later of January 15, 2000, or nine (9) months after the date of this Agreement, for any reason other than an intentional and material breach or default by such Party of its respective covenants, agreements or other obligations under this Agreement, or any of its representations herein not being true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate in all material respects;

            10.1.4. By either Charter or IPWT if an injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction is issued that prohibits the consummation of any of the transactions contemplated hereby and such injunction, restraining order or decree is final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this clause has used commercially reasonable efforts to have such injunction, order or decree vacated or denied; or

            10.1.5. As otherwise provided in the Common Agreement.

      10.2. Effect of Termination. If this Agreement is terminated pursuant to
Section 10.1, all obligations of the Parties under this Agreement will terminate, except for the obligations set forth in Sections 7.13, 7.19 and
12.13. Termination of this Agreement pursuant to Sections 10.1.2, 10.1.3, 10.1.4 or 10.1.5 will not limit or impair any remedies that any of IPWT or Charter may have pursuant to the terms of this Agreement with respect to a breach or default by the other of its covenants, agreements or obligations under this Agreement.

      11. SURVIVAL; REMEDIES.

      11.1. Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of IPWT and Charter in this Agreement and in the Transaction Documents will survive Closing for a period of twelve (12) months after the Closing Date. The period of survival of the representations, warranties, covenants and agreements prescribed by this
Section 11.1 are referred to as the "Survival Period." The liabilities of each Party under its respective representations, warranties, covenants and agreements will expire as of the expiration of the Survival Period; provided, however, that such expiration will not include, extend or apply to (a) any representation, warranty, covenant or agreement the breach of which has been asserted by a Party in a written notice to the other Party before such expiration or about which a Party has given the other Party written notice before such expiration indicating that facts or conditions exist that, with the passage of time or otherwise, can reasonably be expected to result in a breach (and describing such potential breach in reasonable detail), (b) the Party's obligations under Sections 7.13 and 7.23, or (c) the Party's obligations under Sections 7.16, 7.17.1, 7.17.3 and 7.17.4, but only to the extent reasonably practicable.

      11.2. Exclusive Remedy. The Parties hereby agree that the rights set forth in the Common Agreement shall be each Party's sole and exclusive remedies against the other Party for any claims arising after the Closing Time and relating to any breaches of the representations, warranties or covenants contained in this Agreement other than based on fraud.

      11.3. Nonrecourse. The Parties agree that, notwithstanding any other provision in this Agreement or in any Transaction Document, and any rule of law or equity to the contrary, to the fullest extent permitted by law, each Party's obligations and liabilities under this Agreement will be nonrecourse to all direct and indirect equity holders or other owners of such Party, except to the extent of distributions to such Persons, directly or indirectly, from such Party that are required to be returned, directly or indirectly, to such Party pursuant to applicable provisions of law; provided, however, that the foregoing shall not limit or abridge any Party's indemnification rights or obligations pursuant to the Common Agreement. "Nonrecourse" means that the obligations and liabilities are limited in recourse solely to the assets of the Parties (for those purposes, any capital contribution obligations of the equity holders or other owners of such Party, or any negative capital account balances of such Persons will not be deemed be assets of such Party) and are not guaranteed, directly or indirectly by, or the primary obligations of, any owner of such Party in such capacity, and no partner, member or other owner in such capacity of any successor entity (including any limited liability company or partnership), either directly or indirectly, will be personally liable in any respect (except to the extent of (i) such Person's interests in the assets of such Party and (ii) any distribution which has been received by such Person and is required by applicable law to be returned, directly or indirectly, to such Party) for any obligation or liability of such Party under this Agreement.

      12. MISCELLANEOUS PROVISIONS.

      12.1. Parties Obligated and Benefitted. Subject to the limitations set forth below, this Agreement will be binding upon each of the Parties and their respective assigns and successors in interest and will inure solely to the benefit of the Parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other Parties, no Party will assign any of its rights under this Agreement or delegate any of its duties under this Agreement, provided that the appropriate Party may assign any or all of its rights under this Agreement to an Affiliate, provided that such assignment will not result in any adverse tax consequences to the other Party, will not give rise to any material requirements for additional Required Consents, and will not, in the reasonable judgment of the other Party, delay the Closing.

      12.2. Notices. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement to either Party will be given as set forth in the Common Agreement.

      12.3. Right to Specific Performance. Each Party acknowledges that the unique nature of the Assets and the Shares to be purchased hereunder pursuant to this Agreement renders money damages an inadequate remedy and the Parties agree that either Party shall be entitled to pursue specific performance as a remedy without the requirement of posting a bond or other security therefor.

      12.4. Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any Party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

      12.5. Captions. The section and other captions of this Agreement are for convenience only and do not constitute a part of this Agreement.

      12.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than its rules of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby).

      12.7. Time. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

      12.8. Late Payments. If either Party fails to pay the other any amounts when due under this Agreement, the amounts due will bear interest from the due date to the date of payment at the rate per annum publicly announced from time to time by the Bank of New York as its prime rate (the "Prime Rate") plus two
(2) percentage points, adjusted as and when changes in the Prime Rate are made.

      12.9. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original.

      12.10. Entire Agreement. This Agreement (including the Transaction Documents and the Schedules and Exhibits referred to in this Agreement, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings with respect to such subject matter. This Agreement may not be amended or modified except by a writing signed by all of the Parties.

      12.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefitted by such provision or any other provisions of this Agreement.

      12.12. Construction. This Agreement has been negotiated by the Parties and their respective legal counsel, and legal or other equitable principles that might require the construction of this Agreement or any provision of this Agreement against the Party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

      12.13. Expenses. Except as otherwise expressly provided in this Agreement, each Party will pay all of its expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated by this Agreement.

      12.14. Risk of Loss. The risk of any loss or damage to the Assets resulting from fire, theft or other casualty (except reasonable wear and tear) will be borne by IPWT at all times prior to the Closing Time. In the event of any such loss or damage after December 31, 1998, IPWT will immediately notify Charter in writing of that fact. All insurance proceeds paid or payable as a result of the occurrence of the event resulting in such loss or damage will be delivered by IPWT to Charter, or the rights thereto will be assigned if not yet paid over by the insurer to IPWT. The obligations under this Section 12.14 to pay or assign insurance proceeds will not apply to the extent that any insurance proceeds are applied to replace or restore such loss or damage prior to Closing.

      If, on or prior to the Closing Date, all or any part of or interest in the Assets is taken or condemned as a result of a Governmental Authority's exercise of its powers of eminent domain, or if a Governmental Authority having such power informs IPWT or any Affiliate of IPWT that it intends to condemn all or any part of the Assets (such event being called, in either case, a "Taking"), then (i) Charter may elect, in the name of IPWT, IPSE or RMG, as the case may be, to negotiate for, claim, contest and receive all damages with respect to the Taking, (ii) IPWT will be relieved of its obligation to convey to Charter those of the Assets that were the subject of the Taking, (iii) at Closing, IPWT will assign to Charter all of its rights to damages payable as a result of the Taking, and will pay Charter all damages previously paid to it in connection with the Taking, and (iv) following the Closing, IPWT will give to Charter any further assurances of such rights and assignment with respect to the Taking as Charter reasonably may request from time to time.

      12.15. Tax Consequences. No Party makes any representation or warranty, express or implied, with respect to the Tax implications of any aspect of this Agreement on any other Party, and each Party expressly disclaims any such representation or warranty with respect to any Tax consequences arising under this Agreement. Each Party has relied solely on its own Tax advisors with respect to the Tax implications of this Agreement.

      12.16. Commercially Reasonable Efforts. For purposes of this Agreement, "commercially reasonable efforts" will not be deemed to require a Party to undertake extraordinary or unreasonable measures, including the payment of amounts in excess of normal and usual filing fees and processing fees, if any or other payments with respect to any Contract that are significant in the context of such Contract (or significant on the aggregate basis as to all Contracts).

              [The remainder of this page intentionally left blank]

      The parties have executed this Agreement as of the day and year first above written.


                                       CHARTER COMMUNICATIONS, LLC


                                       By: /s/ Curtis S. Shaw
                                           -----------------------------------
                                           Name: Curtis S. Shaw
                                           Title: Senior Vice President


                                       INTERMEDIA PARTNERS OF WEST TENNESSEE,
                                       L.P.

                                          By InterMedia Capital Management, LLC,
                                          Its general partner

                                              By InterMedia Management, Inc.,
                                              Its managing member



                                              By /s/ Robert J. Lewis
                                                 ------------------------------
                                                 Robert J. Lewis
                                                 President and
                                                 Chief Executive Officer

[Signature Page to Asset and Stock Purchase Agreement dated as of April 20, 1999 between IPWT and Charter]